Fidelity Southern Corporation and Subsidiaries

Consolidated Financial Statements
December 31, 2018 and 2017

Management's Report on Internal Control over Financial Reporting

Management of Fidelity Southern Corporation (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Management has assessed the effectiveness of internal control over financial reporting using the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework).
The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use, or disposition of the Company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Based on the testing performed using the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework), management of the Company believes that the company's internal control over financial reporting was effective as of December 31, 2018.
The effectiveness of our internal control over financial reporting as of December 31, 2018, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included herein.

FIDELITY SOUTHERN CORPORATION

by	/s/ JAMES B. MILLER, JR.
James B. Miller, Jr.
Chief Executive Officer and Chairman of the Board

by	/s/ CHARLES D. CHRISTY
Charles D. Christy
Chief Financial Officer

March 13, 2019

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Fidelity Southern Corporation

Opinion on Internal Control over Financial Reporting

We have audited Fidelity Southern Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Fidelity Southern Corporation and subsidiaries’ (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes and our report dated March 13, 2019 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 13, 2019

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Fidelity Southern Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fidelity Southern Corporation and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 13, 2019 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company's auditor since 1995.
Atlanta, Georgia
March 13, 2019

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
($ in thousands)
Assets
Cash and due from banks	$36,615	$33,874
Interest-bearing deposits with banks	171,151	104,032
Federal funds sold	4,527	48,396
Cash and cash equivalents	212,293	186,302
Investment securities available-for-sale	251,602	120,121
Investment securities held-to-maturity (fair value of $19,410 and $21,685, respectively)	20,126	21,689
Loans held-for-sale (includes loans at fair value of $225,342 and $269,140, respectively)	239,302	357,755
Loans	3,685,478	3,580,966
Allowance for loan losses	(31,151)	(29,772)
Loans, net of allowance for loan losses	3,654,327	3,551,194
Premises and equipment, net	93,699	88,463
Other real estate, net	8,290	7,621
Bank owned life insurance	71,510	71,883
Servicing rights, net	120,390	112,615
Other assets	62,257	59,215
Total assets	$4,733,796	$4,576,858
Liabilities
Deposits
Noninterest-bearing demand deposits	$1,214,534	$1,125,598
Interest-bearing deposits	2,767,044	2,741,602
Total deposits	3,981,578	3,867,200
Short-term borrowings	139,760	150,580
Subordinated debt, net	120,707	120,587
Other liabilities	45,510	36,859
Total liabilities	4,287,555	4,175,226
Shareholders' equity
Preferred stock, no par value. Authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value. Authorized 50,000,000 shares; issued and outstanding 27,279,729 and 27,019,201, respectively	230,841	217,555
Accumulated other comprehensive income, net of tax	985	383
Retained earnings	214,415	183,694
Total shareholders’ equity	446,241	401,632
Total liabilities and shareholders’ equity	$4,733,796	$4,576,858
See accompanying notes to consolidated financial statements.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
($ in thousands, except per share data)	2018	2017	2016
Interest income:
Loans, including fees	$172,673	$150,998	$143,605
Investment securities:
Taxable interest income	5,991	4,269	4,941
Nontaxable interest income	326	135	292
Other	2,455	2,576	445
Total interest income	181,445	157,978	149,283
Interest expense:
Deposits	20,849	15,722	13,194
Short-term borrowings	4,530	928	1,424
Subordinated debt	6,521	6,080	5,830
Total interest expense	31,900	22,730	20,448
Net interest income	149,545	135,248	128,835
Provision for loan losses	5,521	4,275	8,231
Net interest income after provision for loan losses	144,024	130,973	120,604
Noninterest income:
Service charges on deposit accounts	6,427	6,019	5,941
Other fees and charges	9,522	8,402	7,664
Mortgage banking activities	103,077	98,797	101,577
Indirect lending activities	5,227	12,533	14,900
SBA lending activities	6,728	4,540	5,659
Bank owned life insurance	4,178	1,670	2,374
Securities gains	—	—	578
Trust and wealth management fees	2,283	1,288	628
Other	1,409	1,703	2,004
Total noninterest income	138,851	134,952	141,325
Noninterest expense:
Salaries and employee benefits	113,522	103,366	96,684
Commissions	36,129	34,573	33,907
Occupancy	18,810	18,164	17,890
Professional and other services	17,570	18,343	15,224
Other	39,261	36,424	37,315
Total noninterest expense	225,292	210,870	201,020
Income before income tax expense	57,583	55,055	60,909
Income tax expense	13,760	15,259	22,143
Net income	$43,823	$39,796	$38,766

Earnings per common share:
Basic	$1.61	$1.50	$1.52
Diluted	$1.61	$1.49	$1.50

Net income	$43,823	$39,796	$38,766
Other comprehensive income (loss), net of tax:
Change in net unrealized gains/(losses) on available-for-sale securities, net of tax benefit of $174, ($189), and ($303)	522	(309)	(494)
Adjustment for net (gains)/losses included in net income, net of tax (expense)/benefit of $0, $0, and ($220)	—	—	(358)
Total other comprehensive income (loss), net of tax	522	(309)	(852)
Comprehensive income	$44,345	$39,487	$37,914
See accompanying notes to consolidated financial statements.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Accumulated Other Comprehensive Income (Loss) Net of Tax	Retained Earnings	Total
(in thousands)	Shares	Amount
Balance at December 31, 2015	23,141	$169,848	$1,544	$130,067	$301,459
Net income				38,766	38,766
Other comprehensive loss, net of tax			(852)		(852)
Comprehensive income					37,914
Common stock issued for AEB acquisition	1,470	22,727	—	—	22,727
Common stock issued under various employee plans, net	707	10,049	—	—	10,049
Stock issuance pursuant to exercise of Warrant	1,000	2,685	—	—	2,685
Cash dividends paid	—	—	—	(12,187)	(12,187)
Balance at December 31, 2016	26,318	$205,309	$692	$156,646	$362,647
Net income				39,796	39,796
Other comprehensive loss, net of tax			(309)		(309)
Comprehensive income					39,487
Common stock issued under various employee plans, net	701	12,246	—	—	12,246
Cash dividends paid	—	—	—	(12,748)	(12,748)
Balance at December 31, 2017	27,019	$217,555	$383	$183,694	$401,632
Net income				43,823	43,823
Adoption of ASU 2018-02			80	(80)	—
Other comprehensive income, net of tax			522		522
Comprehensive income					44,345
Common stock issued under various employee plans, net	261	13,286	—	—	13,286
Cash dividends paid	—	—	—	(13,022)	(13,022)
Balance at December 31, 2018	27,280	$230,841	$985	$214,415	$446,241

See accompanying notes to consolidated financial statements.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2018	2017	2016
Cash flows from operating activities:
Net income	$43,823	$39,796	$38,766
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	5,521	4,275	8,231
Depreciation and amortization of premises and equipment	4,405	4,412	4,952
Amortization of FDIC indemnification asset, net	4	1,159	1,321
Accretion of purchase discounts or premiums, net	(1,959)	(2,814)	(676)
Other amortization	739	1,321	1,411
Impairment of other real estate	524	1,058	1,090
Amortization and impairment of servicing rights, net	13,782	19,806	19,527
Share-based compensation expense	8,111	4,624	3,544
Postretirement benefits, net	2,472	2,018	15
Net loss on investment securities called or sold	—	—	(578)
Gains on loan sales, including origination of servicing rights	(79,615)	(86,941)	(97,525)
Net gain on sales of other real estate	(24)	(659)	(859)
Net income on bank owned life insurance	(4,189)	(1,732)	(1,853)
Net change in deferred income tax, net of acquisitions	3,592	2,233	8,010
Net change in fair value of loans held-for-sale	2,053	(1,426)	86
Originations of loans held-for-sale	(2,830,679)	(2,960,006)	(3,455,029)
Proceeds from sales of loans held-for-sale	2,996,785	3,122,820	3,452,655
Net payments (paid to) received from FDIC under loss-share agreements	(888)	487	(92)
(Decrease) increase in other assets, net of acquisitions	(1,129)	4,611	(1,969)
Increase (decrease) in other liabilities, net of acquisitions	3,104	159	(10,535)
Net cash provided by (used in) operating activities	166,432	155,201	(29,508)
Cash flows from investing activities:
Purchases of investment securities available-for-sale	(150,941)	—	(12,391)
Maturities, calls and repayment of investment securities available-for-sale	19,511	22,536	41,668
Purchases of investment securities held-to-maturity	—	(7,000)	(3,929)
Maturities, calls and repayment of investment securities held-to-maturity	1,472	1,798	1,661
Purchases of FHLB stock	(17,383)	(11,993)	(14,008)
Redemption of FHLB stock	17,212	15,937	11,050
Net increase in loans, net of loans acquired	(113,934)	(282,213)	(270,119)
Proceeds from the sale of mortgage servicing rights	12,186	—	—
Proceeds from bank owned life insurance	4,562	—	847
Purchase of bank owned life insurance	—	—	(2,500)
Proceeds from sales of other real estate	804	8,921	11,561
Purchases of premises and equipment, net of acquisitions	(9,641)	(5,305)	(6,529)
Cash received in excess of cash paid for acquisitions	—	—	37,609
Net cash used in investing activities	(236,152)	(257,319)	(205,080)

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
	Years Ended December 31,
(in thousands)	2018	2017	2016
Cash flows from financing activities:
Net increase in noninterest-bearing deposits, net of acquisitions	88,936	160,698	113,756
Net increase in interest-bearing deposits, net of acquisitions	25,442	75,908	153,644
Net (decrease) increase in other short-term borrowings	(10,820)	7,229	(26,379)
Proceeds from FHLB advances	2,895,000	475,000	1,325,000
Repayments of FHLB advances	(2,895,000)	(575,000)	(1,265,000)
Repurchase of common stock	(4,469)	(1,673)	(821)
Proceeds from the issuance of common stock, net	9,644	9,295	10,153
Cash dividends paid on common stock	(13,022)	(12,748)	(12,187)
Net cash provided by financing activities	95,711	138,709	298,166
Net increase in cash and cash equivalents	25,991	36,591	63,578
Cash and cash equivalents, beginning of year	186,302	149,711	86,133
Cash and cash equivalents, end of year	$212,293	$186,302	$149,711
	Years Ended December 31,
(in thousands)	2018	2017	2016
Supplemental cash flow information and non-cash disclosures:
Cash paid during the year for:
Interest on deposits and borrowings	$31,379	$22,335	$20,031
Income taxes	9,681	10,888	17,895
Acquisitions:
Assets acquired	—	—	167,366
Liabilities assumed	—	—	186,030
Common stock issued	—	—	22,727
Transfers from loans held-for-sale to loans held for investment	5,032	5,905	4,573
Transfers of loans to other real estate	1,973	2,127	7,120
See accompanying notes to consolidated financial statements.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2018
1. Summary of Significant Accounting Policies
Nature of Operations
Fidelity Southern Corporation (“FSC” or “Fidelity”) is a bank holding company headquartered in Atlanta, Georgia. Fidelity conducts operations primarily through Fidelity Bank, a state chartered wholly-owned subsidiary (the “Bank”), and LionMark Insurance Company (“LionMark”), an insurance agency offering consumer credit related insurance products. The “Company” or “our,” as used herein, includes FSC and its consolidated subsidiaries, unless the context requires otherwise.
The Bank provides a full range of financial products and services for retail customers and small to medium-sized businesses, primarily spanning the metropolitan Atlanta and Jacksonville, Orlando, Tallahassee and Sarasota-Bradenton, Florida market and online at www.LionBank.com. We also conduct indirect automobile lending in Georgia and Florida and residential mortgage lending activities in the South and parts of the Midwest, while Small Business Administration ("SBA") loans are originated nationwide. The Bank attracts deposits from individuals and businesses and uses these deposits and borrowed funds to originate commercial, residential mortgage, construction and installment loans, of which a portion are sold with servicing retained by the Bank. The Bank also offers Wealth Management services to individuals; as well as cash management services, remote deposit services and international trade services for businesses. Through its marketing partners, the Bank offers merchant services for businesses and credit cards for both individuals and businesses.
The Company principally operates in one business segment, which is community banking.
Proposed Merger with Ameris Bancorp
On December 17, 2018, Fidelity entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ameris Bancorp ("Ameris"). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, FSC will merge with and into Ameris (the “Merger”), in an all-stock transaction, with Ameris surviving the Merger. Immediately following the Merger, the Bank will merge (the “Bank Merger”) with and into Ameris’s wholly owned bank subsidiary, Ameris Bank. Ameris Bank will be the surviving entity in the Bank Merger. The Merger Agreement was unanimously approved by the board of directors of each of Fidelity and Ameris. The transaction is expected to close in the second quarter 2019. The closing of the transactions contemplated by the Merger Agreement is subject to the approval of FSC's shareholders, regulators, and certain other customary closing conditions.
Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, Fidelity’s shareholders will have the right to receive 0.80 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of Ameris for each share of common stock, no par value per share, of Fidelity that they hold, together with cash in lieu of fractional shares.
The Merger Agreement provides certain termination rights for both Fidelity and Ameris and further provides that a termination fee of $29.0 million will be payable by Fidelity upon termination of the Merger Agreement under certain circumstances.
Basis of Consolidation
The consolidated financial statements have been prepared in conformity with U. S. generally accepted accounting principles (“GAAP”) followed within the financial services industry. The consolidated financial statements include the accounts of Fidelity and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. All normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the financial statements have been included. Certain amounts previously reported have been reclassified to conform to the current presentation. Such reclassifications had no effect on prior year net income or shareholders’ equity.
The Company also has three unconsolidated subsidiaries, as of December 31, 2018, that were established prior to 2018 for the purpose of issuing trust preferred securities. The equity investments are reported as other assets and dividends are included as other noninterest income. The obligations are reported as subordinated debt, with related interest expense reported as interest on subordinated debt.

Use of Estimates
In preparing the consolidated financial statements, management makes estimates and assumptions based on available information that affect the reported amounts of assets and liabilities as of the balance sheet dates, revenues and expenses for the periods reported and the disclosures provided. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the calculations of, amortization of, and the potential impairment of capitalized servicing rights, the valuation of loans held-for-sale and certain derivatives, the valuation of real estate or other assets acquired in connection with foreclosures or in satisfaction of loans, estimates used for fair value acquisition accounting, and valuation of deferred income taxes. In addition, the actual lives of certain amortizable assets and income items are estimates subject to change.
The determination of the appropriateness of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the valuation of capitalized servicing rights and loans held-for-sale; estimated losses on real estate or other assets acquired in connection with foreclosure; and fair value acquisition accounting, management obtains independent valuations. In evaluating the Company’s deferred tax position, management considers the level of future revenues and its capacity to fully utilize the current levels of deferred tax assets.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items in process of collection, interest-bearing deposits with banks, and federal funds sold. Interest-bearing deposits with other financial institutions have maturities less than 90 days and are carried at cost. Federal funds sold are generally purchased and sold for one-day periods, but may, from time to time, have longer terms.
Investment Securities
The Company’s investment securities are classified as either available-for-sale or held-to-maturity. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities are classified as available-for-sale. The Company does not engage in trading activity.
Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization of premiums or accretion of discounts. Unrealized gains and losses, net of related tax effect, on available-for-sale securities are excluded from income and are reported in other comprehensive income, net of tax. The amortization of premiums and accretion of discounts are recognized in interest income over the life of the related investment securities as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities sold are included in income on the trade date and are derived using the specific identification method for determining the cost of securities sold.
If the fair value of a security is less than its amortized cost basis as of the balance sheet date, management must determine if the security has an other than temporary impairment (“OTTI”) loss. In estimating OTTI losses, the Company considers, (i) whether it has decided to sell the security, (ii) whether it is more likely than not that the Company will have to sell the security before its market value recovers, and (iii) whether the present value of expected cash flows is sufficient to recover the entire amortized cost basis. When assessing the security’s expected cash flows, the Company considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost and (ii) the financial condition and near-term prospects of the issuer.
Loans held-for-sale
Loans held-for-sale include the majority of originated residential mortgage loans, certain Small Business Administration (“SBA”) loans, and a pool of indirect automobile loans, which the Company has the intent and ability to sell. The Company has elected to account for residential mortgage loans held-for-sale under the fair value option (“FVO”). The fair value of committed residential mortgage loans held-for-sale is determined by outstanding commitments from investors and the fair value of uncommitted loans is based on current delivery prices in the secondary mortgage market.
Origination fees and costs are recognized in earnings at the time of origination for residential mortgage loans held-for-sale. Adjustments to unrealized gains and losses resulting from changes to fair value are included in noninterest income from mortgage banking activities in the Consolidated Statements of Comprehensive Income.
The SBA and indirect automobile loans held-for-sale are recorded at the lower of cost or fair value. Any loans subsequently transferred to the held for investment portfolio are transferred at the lower of cost or fair value at that time. For SBA loans, fair value is determined on an individual loan basis and is primarily based on loan performance and available market information. For indirect automobile loans, the fair value is determined based on evaluating the estimated market value of the pool being accumulated for sale based on available market information. Origination fees and costs for SBA and indirect automobile loans held-for-sale are capitalized as part of the basis of the loan and are included in the calculation of realized gains and losses upon sale.
Gains and losses on the sales of residential mortgage, SBA and indirect loans are recognized at the settlement date, based on the difference between the net sales proceeds, including the estimated value associated with servicing assets or liabilities, and the net carrying value of the loans sold and are classified in the Consolidated Statements of Comprehensive Income as noninterest income from mortgage banking activities, SBA lending activities, and indirect lending activities, respectively.
Loans and Interest Income
Loans that management has the intent and ability to hold for the foreseeable future are reported at principal balance and include net deferred amounts. Net deferred amounts are comprised of deferred loan fees, net of certain origination costs; and indirect dealer reserves. Acquired non-purchased credit impaired loans are initially recorded at their acquisition date fair value. Interest income is recognized in the Consolidated Statements of Comprehensive Income as it is earned, using the effective yield interest method on the daily principal balance. Net deferred amounts including acquisition date premium or discount are recognized as part of interest income over the contractual lives of the underlying loans using the effective interest method. Remaining unamortized fees and costs are charged or credited to income when loans are prepaid.
Past due status is based on the contractual terms of the underlying loan agreement. Generally, the accrual of interest income is discontinued when a loan becomes 90 days past due. A loan may be placed on nonaccrual status sooner if reasonable doubt exists as to the full, timely collection of principal or interest. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest income. Subsequent interest collected on nonaccrual loans is recorded as a principal reduction. Nonaccrual loans are returned to accrual status when all contractually due principal and interest amounts are brought current and the future payments are reasonably assured.
Loans identified as nonaccrual are potentially impaired loans. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired loans, provided that management expects to collect all amounts due. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.
In addition, troubled debt restructurings (“TDRs”) occur when a borrower is experiencing financial difficulty and the Company has granted an economic concession to the borrower. Prior to modifying a borrower’s loan terms, the Company performs an evaluation of the borrower’s financial condition and ability to service the loan under the potential modified loan terms. The types of concessions granted are generally interest rate reductions or term extensions. If a loan is accruing at the time of modification, the loan remains on accrual status and is subject to the Company’s charge-off and nonaccrual policies. If a loan is on nonaccrual status before it is determined to be a TDR, then the loan remains on nonaccrual status. TDRs may be returned to accrual status if there has been at least a six-month sustained period of repayment performance by the borrower. Interest income recognition on impaired loans is dependent on nonaccrual status. All originated loans whose terms have been modified in a TDR are considered impaired. Impairment is determined through the Company’s normal loan administration and review functions. Impaired loans are evaluated based on the present value of expected future cash flows discounted at each loan's original effective interest rate, or at the loan's observable market price, or the fair value of the collateral, if the loan is collateral-dependent. When it has been determined that a loan cannot be collected in whole or in part, the uncollectable portion is charged off against the allowance for loan losses.
The Company has chosen to exercise its buy-back option and repurchased certain delinquent loans under the Government National Mortgage Association ("GNMA") optional repurchase program, which are accounted for in nonaccrual status as loans held for investment. GNMA is a government agency that guarantees certain mortgage backed securities where the collateral is mortgages originated through government insurance programs such as FHA and VA; it does not buy or sell mortgages, or issue securitizations.  The Company’s loss exposure on these loans is mitigated by the government guarantee in whole or in part. The GNMA optional repurchase program allows financial institutions to buy back individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the institution provides servicing. At the servicer's option and without GNMA's prior authorization, the servicer may repurchase such a delinquent loan for an amount equal to 100 percent of the remaining principal balance of the loan, less the principal payments advanced prior to the buyback. This buy-back option is considered a conditional option until the delinquency criteria are met, at which time the option becomes unconditional. When the Company is deemed to have regained effective control over these loans under the unconditional buy-back option, the loans can no longer be reported as sold and must be brought back onto the balance sheet, regardless of whether the Company intends to exercise the buy-back option.
The Company has extended loans to certain officers and directors. The Company does not believe these loans involve more than the normal risk of collectability or present other unfavorable features when originated. None of the related party loans were classified as nonaccrual, past due, restructured, or potential problem loans at December 31, 2018, or 2017.

Allowance for Loan Losses
The allowance for loan losses (“ALL”) is a valuation allowance for probable incurred credit losses. The ALL is maintained at a level which, in management’s opinion, is appropriate to absorb credit losses inherent in the loan portfolio as of the balance sheet date.
The Company delineates between loans accounted for under the contractual yield method, primarily originated or legacy loans, and loans accounted for as purchased credit impaired loans. Further, the Company attributes portions of the ALL to loans that it evaluates individually, and to groups of loans and loan commitments that it evaluates collectively. The entire allowance attributable to loans accounted for under the contractual yield method is available to absorb all losses inherent within that loan portfolio.
The Company utilizes a historical analysis of the Company’s loan portfolio to validate the overall appropriateness of the ALL on at least a quarterly basis. In addition to these objective criteria, the Company subjectively assesses the appropriateness of the ALL with consideration given to current economic conditions, changes to loan policies, the volume and type of lending, composition of the portfolio, the level of classified and criticized loans, seasoning of the loan portfolio, payment status and other factors. The ALL is adjusted through provisions for loan losses charged to operations. Loan losses are charged against the ALL when management believes the uncollectibility of a loan, in whole or in part, is confirmed. Subsequent recoveries, if any, are credited to the ALL.
The ALL for originated loans consists of specific, general, and unallocated components. The specific component is established to the extent that the estimated value of an impaired loan is less than the recorded investment. The Company uses several sources of information to estimate collateral value such as appraisals, broker price opinions, recent sales of foreclosed properties and other relevant market information supplemented by the Company’s internal evaluation. The value estimate assumes an orderly disposition of the property, including costs to sell. The general component covers non-impaired loans and is established for loans grouped into pools based on similar characteristics. General allowance factors are calculated for each pool of loans based on historical loss experience, current economic trends, changes in internal risk ratings, current underwriting standards, and other qualitative factors that management believes might impact the estimated losses in each pool. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The unallocated component of the allowance reflects a margin for the imprecision inherent in estimates of the range of the probable credit losses.
The ALL for acquired loans is evaluated at each reporting date subsequent to acquisition. For acquired performing loans, an allowance is determined for each loan pool using a methodology similar to that described above for originated loans and then compared to the remaining fair value discount for that pool. For purchased credit impaired loans, estimated cash flows expected to be collected are re-evaluated at each reporting date for each loan pool. These evaluations require the continued use and updating of key assumptions and estimates such as default rates, loss severity given default, and prepayment speed assumptions, similar to those used for the initial fair value estimate. Management judgment must be applied in developing these assumptions. Decreases in cash flows expected to be collected for purchased credit impaired loans is generally recognized by recording an allowance for loan losses. Subsequent increases in cash flows result in a reversal of the allowance for loan losses to the extent of prior charges, or in the prospective recognition of interest income. Purchased credit impaired loans are not reported with impaired loans or troubled debt restructurings, even if they would otherwise qualify for such treatment.
The appropriateness of the ALL is evaluated on at least a quarterly basis using an established process determined by management and the Credit Review Department. Nonperforming commercial and construction loans with outstanding balances exceeding $50,000, as well as certain other performing loans with greater than normal credit risks, are individually reviewed to determine the level of allowance required to be specifically allocated to these loans. For the general component of the ALL, the loan portfolio is segregated by type of loan, evaluated for exposure to risks, and allocated a loss percentage factor for each homogeneous portfolio. While allocations of the ALL may be made for specific loans, the entire ALL is available for any loan that, in management’s judgment, should be charged off.
The Company believes that the ALL is appropriate as of the balance sheet date. The ALL evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the ALL may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, conduct periodic reviews and may require additions to the ALL based on their judgment about information available to them at the time of their examination.
In addition, the Company has established a reserve for outstanding loan commitments and letters of credit that is not included in the ALL. This reserve is included in other liabilities on the Consolidated Balance Sheets with changes reported as part of other noninterest expense, not included in the provision for loan losses, in the Consolidated Statements of Comprehensive Income.

Premises and Equipment
Land is recorded at cost. Office equipment, furnishings, and buildings, including leasehold improvements, are recorded at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over an estimated useful life of 20 to 39 years for buildings and three to 15 years for furniture and equipment. Leasehold improvements to premises and equipment under operating leases are amortized using the straight-line method over the remaining lease term or estimated useful life, whichever is shorter. Branch renovation and expansion projects in process are included in buildings and improvements and are depreciated beginning with the date the projects are completed. Maintenance and repairs and minor replacements are charged to expense when incurred. Gains and losses on routine dispositions are reflected in earnings.
Valuation of Goodwill, Intangible Assets and Other Purchase Accounting Adjustments
The Company accounts for its acquisitions as business combinations which requires the use of the acquisition method of accounting. Under this method, the Company is required to record the assets acquired, including identified intangible assets, and liabilities assumed, at their respective fair values at the acquisition date, which in many instances involves using estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analysis or other valuation techniques. The determination of the useful lives of intangible assets such as core deposit intangible is subjective, as is the amortization method for such intangible assets. Core deposit intangibles are amortized over their estimated useful lives, ranging up to 10 years.
Business combinations may also result in recording goodwill. Goodwill and other intangible assets with an indefinite useful life are reviewed and tested at least annually for impairment or more often if events or changes in circumstances indicate that the carrying amount may exceed fair value.
Other Real Estate
Other Real Estate (“ORE”) represents property acquired through acquisition, foreclosure or deed in lieu of foreclosure in satisfaction of loans. ORE is initially reported at the lower of cost or fair value, less estimated selling costs. Fair value is normally determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. At the time of foreclosure or initial possession of collateral, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the ALL. After the transfer to ORE, the fair value less estimated selling costs becomes the new cost basis for the ORE. Costs to complete houses foreclosed during construction are capitalized.
The Company reviews the fair value of ORE on a quarterly basis. Subsequent changes in value are recorded as part of other noninterest expense in the Consolidated Statements of Comprehensive Income. In assessing fair value, management considers circumstances such as change in economic conditions since the last appraisal, stale appraisals or imprecision and subjectivity in the appraisal process. Generally, a new appraisal is received at least annually on each ORE property. Gains or losses on sales of ORE are recorded in other noninterest income and operating costs after acquisition are recorded in other noninterest expense on the Consolidated Statements of Comprehensive Income.
Bank Owned Life Insurance
Bank owned life insurance (“BOLI”) is long-term life insurance on the lives of certain current and former employees where the insurance policy benefits and ownership are retained by the Company. BOLI is recorded at its cash surrender value on the Consolidated Balance Sheets. Changes in the cash surrender value and gains from the death benefit are recorded in noninterest income on the Consolidated Statements of Comprehensive Income. The cash value accumulation on BOLI is permanently tax deferred if the policy is held to the insured person's death and certain other conditions are met.
Certain Transfers of Financial Assets and Servicing Rights
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right, free of conditions that constrain it from taking advantage of that right to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
The Company sells certain residential mortgage loans, indirect automobile loans, and SBA loans to third parties. All such transfers are accounted for as sales since the Company does not engage in securitization activities with respect to such loans. Gains or losses upon sale, in addition to servicing fees, are recorded as part of noninterest income from mortgage banking activities, indirect lending activities, and SBA lending activities, as applicable, in the Consolidated Statements of Comprehensive Income. Servicing fees are based on a contractual percentage of the outstanding loan principal balance and are recorded as income when earned. In calculating the gain on the sale of SBA loans, the Company’s investment in the loan is allocated among the unguaranteed portion of the loan retained, the servicing asset on the amount retained, and the guaranteed portion of the loan sold, based on the relative fair market value of each portion. The gain on the sold portion of the loan is recognized based on the difference between the sale proceeds and the allocated investment in the portion sold. The difference between the portion retained (i.e., the participating interest) and its relative fair value at the date of sale based on the cash premium bid is recorded as a loan discount and accreted into interest income using the interest method. If the transferred guaranteed portion of an SBA loan does not meet the definition of a participating interest, the transfer of the guaranteed portion is accounted for as a secured borrowing, rather than a sale.
While the Company may retain a portion of certain sold SBA and indirect automobile loans, its continuing involvement in the portion of the loan that was sold is limited to certain servicing responsibilities. When the Company sells a residential mortgage loan, it does not retain any portion of that loan and its continuing involvement in such transfers is limited to certain servicing responsibilities. The Company is not required to provide additional financial support to any of these entities and has not provided any support it was not obligated to provide.
When the contractually specified servicing fees on loans sold with servicing retained are expected to be more than adequate compensation to a servicer for performing the servicing, a capitalized servicing asset is recognized. When the expected income to a servicer for performing loan servicing is not expected to adequately compensate a servicer, a capitalized servicing liability is recognized. Servicing assets and servicing liabilities are initially recorded on the Consolidated Balance Sheets at fair value with the income statement effect recorded in gains on sales of loans. In evaluating its servicing rights and estimating the fair value of the underlying loan pools based on the present value of net future cash flows, management uses a number of assumptions and estimates including: prepayment speeds, discount rates commensurate with the risks involved, potential credit losses, and comparable assumptions used by market participants to value and bid servicing rights available for sale in the market. These assumptions and estimates are corroborated by values received from an independent third party.
Servicing rights are subsequently measured using the amortization method which requires servicing rights to be amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing fee income, net of amortization of servicing rights, is reported as part of noninterest income from mortgage banking activities, indirect lending activities, and SBA lending activities, as applicable, in the Consolidated Statements of Comprehensive Income. Servicing rights are tested for impairment on at least a quarterly basis. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. When the carrying value exceeds the fair value, impairment is recognized through a valuation allowance which reduces servicing rights on the Consolidated Balance Sheets and reduces noninterest income from mortgage banking activities, indirect lending activities, and SBA lending activities, as applicable, in the Consolidated Statements of Comprehensive Income.
Derivative Financial Instruments
The Company maintains a risk management program to manage interest rate risk and pricing risk associated with its mortgage banking activities which includes the use of forward contracts and other derivatives as a normal part of its mortgage banking activities. The Company enters into these derivative contracts to economically hedge risks associated with overall price risk related to interest rate lock commitments (“IRLCs”) and mortgage loans held-for-sale for which the fair value option has been elected. Forward sales commitments are contracts for the delayed delivery or net settlement of the underlying instrument, such as a mortgage loan, where the seller agrees to deliver on a specified future date, either a specified instrument at a specified price or yield or the net cash equivalent of an underlying instrument. These hedges are used to preserve the Company’s position relative to future sales of mortgage loans to third parties in an effort to minimize the volatility of the expected gain on sale from changes in interest rates and the associated pricing changes.
Derivatives expose the Company to credit risk. In the event the counterparty fails to perform, the credit risk at that time would be equal to the net derivative asset position, if any, for that counterparty. The Company minimizes the credit or repayment risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically. Most counterparties are government sponsored enterprises.
Derivatives are carried at fair value in the Consolidated Balance Sheets in other assets or other liabilities with changes included in noninterest income from mortgage banking activities. Fair value changes occur as a result of interest rate movements as well as changes in the value of the associated servicing. The Company’s derivative contracts are not subject to master netting arrangements.
Acquired Loans and FDIC Indemnification Asset
Acquired loans are recorded at fair value in accordance with the fair value methodology consistent with the exit price concept. Credit risk assumptions and any resulting credit discounts are included in the determination of fair value. As a result, an allowance for credit losses is not recorded at the acquisition date. The determination of fair value includes estimates related to discount rates, expected prepayments and the amount and timing of undiscounted expected principal, interest, and other cash flows.
The Company reports its acquired loans separately as purchased credit impaired (“PCI”) or non-purchased credit impaired. Acquired loans with evidence of credit quality deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be PCI loans. At the time of acquisition, loans are accounted for individually or aggregated into loan pools with similar risk characteristics, which include: whether the loan is performing according to contractual terms at the time of acquisition; the loan type based on regulatory reporting guidelines for mortgage, consumer, or commercial loans; the nature of collateral; the interest rate type, whether fixed or variable; and the loan payment type, primarily whether the loan is amortizing or interest-only.
The Company uses certain loan information for each of these pools, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate, to estimate the expected cash flows. For PCI loans, expected cash flows at the acquisition date in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of future cash flows is reasonably estimable. For purchased loans that were not deemed PCI as of acquisition date, the difference between the fair value and unpaid principal balance of the loan at acquisition referred to as a purchase premium or purchase discount, is amortized or accreted to interest income over the estimated life of the loans using a method that approximates the interest method.
Subsequent to acquisition, the Company projects the acquired loans’ cash flows at least quarterly for each PCI loan and/or loan pool. Increases in estimated cash flows above those expected at acquisition are recognized on a prospective basis as interest income over the remaining life of the loan or loan pool. Decreases in expected cash flows subsequent to acquisition result in recognition of a provision for loan losses. PCI loans are placed on nonaccrual status when the Company cannot reasonably estimate cash flows on a loan or loan pool.
Certain loans and ORE acquired in past FDIC-assisted transactions (collectively referred to as “covered assets”) are covered by Loss Share Agreements (“Loss Share Agreements”) between the Bank and the FDIC, which affords the Bank significant protection against future losses. Under the Loss Share Agreements, the Bank recorded a receivable from the FDIC equal to the reimbursable portion of the estimated losses on the covered assets. The receivable (“FDIC indemnification asset”) is measured separately from the covered assets as it is not contractually embedded in the covered assets and not transferable with the covered assets should a decision be made to dispose of them.
The fair value of the FDIC indemnification asset was estimated at the acquisition date using projected cash flows related to the Loss Share Agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the expected FDIC reimbursements. These amounts do not include reimbursable amounts related to future covered expenditures. The Company partially offsets any recorded provision for loan losses related to covered loans by recording an increase in the FDIC indemnification asset based on the expected decrease in the cash flow of covered loans. An increase in cash flows on covered loans results in a decrease in the FDIC indemnification asset, which is recognized in the future as negative accretion through other noninterest income on the Consolidated Statements of Comprehensive Income over the shorter of the remaining life of the FDIC indemnification asset or the underlying loans. The Company incurs expenses related to the covered assets, which are reimbursable as incurred under the Loss Share Agreements and are included in quarterly claims made to the FDIC.
The Loss Share Agreements also include “clawback” provisions. The clawback provisions require the Company to make payments to the FDIC to the extent that specified cumulative loss floors are not met. Improvement in the performance of covered assets in excess of current expectations, particularly in regard to improvements in recoveries and/or reduced losses, through expiration of the recovery periods could result in reduced levels of cumulative losses that trigger the clawback provisions within any or all of the applicable loss share agreements.
On June 27, 2018, the Bank entered into an agreement with the FDIC to terminate the loss share agreements entered into with the FDIC in 2011 and 2012. Fidelity made a cash payment of approximately $632,000 to the FDIC as consideration for the early termination of the agreements. As a result, at December 31, 2018 there were no loans covered by Loss Share Agreements.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. The effect on deferred tax assets and liabilities of a subsequent change in tax rates is recognized in the provision for income taxes for the period that includes the enactment date.
In assessing the realization of the net deferred tax asset, management considers whether it is more likely than not that some portion or all of the net deferred tax asset will not be realized. A valuation allowance is recognized for a net deferred tax asset if, based on the weight of available evidence, it is more-likely-than-not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies by jurisdiction and entity in making this assessment.

A tax position is recognized as a benefit only if it is “more-likely-than-not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. For financial accounting purposes, interest and penalties accrued, if any, are classified as other expense in the Consolidated Statements of Comprehensive Income.
Tax Cuts and Jobs Act
Public Law No. 115-97, known as the Tax Cuts and Jobs Act (the "Tax Act"), was enacted on December 22, 2017 and reduced the U.S. Federal corporate tax rate from 35% to 21% effective January 1, 2018. Additionally, on December 22, 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for provisions of the Tax Act. SAB 118 provides a measurement period of up to one year from the enactment date to complete the accounting. Any adjustments during this measurement period were to be included in net earnings from continuing operations as an adjustment to income tax expense in the reporting period when such adjustments are determined. Based on the information available and current interpretation of the provisions of the Tax Act, the Company completed the remeasurement of its net deferred tax liability at December 31, 2017 which reduced income tax expense by $4.9 million for the fourth quarter of 2017. No further material adjustments have been recorded related to the remeasurement of the Company's net deferred tax liability balance as a result of the Tax Act. During 2018, the Company completed its accounting under SAB 118.
Deposits
Deposits from related parties held by the Company through the Bank amounted to $100.4 million, and $61.8 million at December 31, 2018, and 2017, respectively.
Share-Based Compensation
The Company permits the grant of stock options, stock appreciation rights, restricted stock, and other incentive awards and uses the fair value method of recognizing expense for share-based compensation. Compensation cost is measured at the grant date based on the value of the award and is recognized on a straight-line basis over the vesting period. For additional information on the Company’s share-based compensation plans, see Note 13, “Employee Benefits.”
Earnings Per Common Share (“EPS”)
Basic EPS is computed by dividing net income available to common equity by the weighted average number of common shares outstanding during the period. All outstanding unvested restricted shares are considered participating securities for this calculation. Diluted EPS includes the dilutive effect of additional potential common shares issuable under contracts (e.g., options, warrants). Potentially dilutive shares are determined using the treasury stock method.
Fair Value
Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company reports the fair value of its financial assets and liabilities based on three levels of the fair value hierarchy as described below:
Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2 – Quoted prices in markets that are not active, or inputs that are observable, either directly, or indirectly;
Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
A financial instrument’s level within the hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Revenue Recognition
In the ordinary course of business, the Company recognizes revenue as services are rendered, or as the transactions occur, and as the collectability is reasonably assured. For the Company's revenue recognition accounting policies, see Note 21. Revenue Recognition.
Recently Adopted Accounting Pronouncements
In March 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2018-05, “Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SAB 118). This ASU was effective upon issuance. The adoption of this ASU did not have a significant impact on the Company's Consolidated Financial Statements.

In February 2018, the FASB issued ASU No. 2018-03, “Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2018-03"). This guidance amended ASU No. 2016-01, “Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”) on recognizing and measuring financial instruments to clarify certain aspects of the guidance originally issued in January 2016. The adoption of this Update effective January 1, 2018 did not have a significant impact on the Company's Consolidated Financial Statements.
In February 2018, the FASB issued ASU No. 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” ("ASU 2018-02"), that allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act that passed U.S. Congress in December 2017. The Company elected to early adopt this guidance effective January 1, 2018. The adoption of ASU 2018-02 resulted in a reclassification of stranded tax effects of $80,000 from accumulated other comprehensive income (loss) to retained earnings.
In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting,” (“ASU 2017-09”) that provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The adoption of this ASU effective January 1, 2018 did not have a significant impact on the Company’s Consolidated Financial Statements.
In March 2017, the FASB issued ASU No. 2017-07, “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” (“ASU 2017-07”) that will change how employers who sponsor defined benefit pension and/or other postretirement benefit plans present the net periodic benefit cost in the income statement. The adoption of this ASU effective January 1, 2018 did not have a significant impact on the Company’s Consolidated Financial Statements.
In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” (“ASU 2017-04”) which simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test. The new guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and is required to be applied prospectively, with early adoption permitted for any impairment tests performed on testing dates after January 1, 2017. The early adoption of this ASU in the fourth quarter of 2017 did not have a significant impact on the Company’s Consolidated Financial Statements.
In December 2016, the FASB issued ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606: Revenue from Contracts with Customers.” ASU 2016-20 updates the new revenue standard by clarifying issues that had arisen from ASU No. 2014-09 but does not change the core principle of the new standard. In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” which deferred the effective date of ASU No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”) by one year to annual reporting periods beginning after December 15, 2017, and interim reporting periods therein. The FASB had previously issued ASU 2014-09 in May 2014. The Company adopted the guidance on January 1, 2018 utilizing the modified retrospective approach. The Company did not record a cumulative effect adjustment to opening retained earnings as the adoption of ASU 2014-09 did not have a significant impact on the Company's Consolidated Financial Statements. The Company also completed its evaluation of the expanded disclosure requirements for disaggregation of revenue and other information regarding material contracts and began presenting the required disclosures in its Consolidated Financial Statements for the quarter ended March 31, 2018. See Note 21. Revenue Recognition for more information.
In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230) - Restricted Cash,” (“ASU 2016-18”). The ASU was to be applied retrospectively beginning in fiscal year 2018, including interim periods therein with early adoption permitted, including adoption in an interim period, with retrospective application. The adoption of this ASU effective January 1, 2018 did not have a significant impact on the Company’s Consolidated Financial Statements.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” (“ASU 2016-15”) intended to reduce diversity in practice in how certain cash receipts and cash payments are classified in the statement of cash flows. The adoption of this ASU effective January 1, 2018 did not have a significant impact on the Company’s Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” as part of its simplification initiative. This ASU affected all entities that issue share-based payment awards to their employees. Effective January 1, 2016, the Company elected early adoption of ASU 2016-09. As a result of adoption, the Company recognized a $556,000 tax benefit during the year ended December 31, 2016. As part of this adoption, the Company did not adjust prior periods. The Company has elected to record compensation cost based on the number of actual forfeited awards. The adoption of this guidance did not have a significant impact on our Consolidated Financial Statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The Company adopted this ASU effective January 1, 2018. The adoption of this ASU did not have a significant impact on the Company’s Consolidated Financial Statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, “Fair Value Measurement (Topic 820), which changes the fair value measurement disclosure requirements of ASC 820. The ASU is effective for all entities for fiscal years beginning after December 15, 2019, including interim periods therein with early adoption permitted for any eliminated or modified disclosures upon issuance of this ASU. The adoption of this ASU is not expected to have a significant impact on the Company's Consolidated Financial Statements.
In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities,” (“ASU 2017-12”) that is intended to improve and simplify rules relevant to hedge accounting. This ASU refines and expands hedge accounting for both financial (e.g., interest rate) and commodity risks. ASU 2017-12 is intended to improve transparency and accounting through a focus on: (1) measurement and hedging strategies; (2) presentation and disclosure; and (3) easing the administrative burden that hedge accounting can create for an entity. Entities will (a) measure the hedged item in a partial-term fair value hedge of interest rate risk by assuming the hedged item has a term that reflects only the designated cash flows being hedged; (b) consider only how changes in the benchmark interest rate affect a decision to settle a pre-payable instrument before its scheduled maturity when calculating the fair value of the hedged item; and (c) measure the fair value of the hedged item using the benchmark rate component of the contracted coupon cash flows determined at inception. The amendments in this ASU are effective on January 1, 2019 for public business entities. The adoption of this ASU did not have a significant impact on the Company’s Consolidated Financial Statements based on its current hedging strategies.
In March 2017, the FASB issued ASU No. 2017-08, “Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities,” (“ASU 2017-08”) that amends the amortization period for certain purchased callable debt securities held at a premium. The guidance is effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods therein. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. These amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the adoption period. In addition, in the period of adoption, disclosures should be provided about a change in accounting principle. The adoption of this ASU is not expected to have a significant impact on the Company’s Consolidated Financial Statements.
In June 2016, the FASB issued ASU No. 2016-13 which significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) securities. For AFS securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. All other things being equal, higher credit losses will result in lower regulatory capital ratios for the Company. The ASU also simplifies the accounting model for purchased credit-impaired securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. The standard will take effect for SEC filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application for all organizations will be permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company has established a working group which includes representatives from various internal departments with the expertise needed to implement the guidance. The working group has assigned key tasks to complete and established a timeline to be followed. The team is meeting regularly to review progress on the assigned tasks and to share current information on industry practices. Members of the working group are also attending conferences and meetings with peer banks to keep current on evolving interpretations of the guidance. As part of its implementation plan, the Company has allocated staff and put resources in place to evaluate the appropriate model options and is collecting, reviewing, and validating historical loan data for use in these models. The Company is implementing a software package supported by a third-party vendor to automate the calculation of the allowance for loan losses under the new methodology. Management is continuing to evaluate the impact that the guidance will have on the Company’s Consolidated Financial Statements and its regulatory capital ratios through its effective date.

In February 2016, the FASB issued ASU No. 2016-02, "Leases". Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases): 1) a lease liability, which is the present value of a lessee’s obligation to make lease payments, and 2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. All entities will classify leases to determine how to recognize lease-related revenue and expense. Quantitative and qualitative disclosures will be required by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The intention is to require enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity’s leasing activities. In transition, lessees are required to recognize and measure leases at the beginning of the earliest period presented in the financial statements using a modified retrospective approach. In July 2018, the FASB issued ASU No. 2018-11, “Leases - Targeted Improvements” to provide entities with relief from the costs of implementing certain aspects of the new leasing standard, ASU No. 2016-02. Specifically, under the amendments in ASU 2018-11: (1) entities may elect not to recast the comparative periods presented when transitioning to the new lease standard, and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. The amendments have the same effective date as ASU 2016-02 (January 1, 2019 for the Company). The Company elected both transition options. As the Company elected the transition option provided in ASU No. 2018-11, the modified retrospective approach was applied on January 1, 2019 (as opposed to January 1, 2017). The Company elected certain relief options offered in ASU 2016-02 including the package of practical expedients, including the option not to recognize right-of-use assets and lease liabilities that arise from short-term leases (i.e., leases with terms of twelve months or less). The Company has several lease agreements, such as branches and mortgage offices, which are currently considered operating leases, and therefore, not recognized on the Company’s consolidated statements of condition. The new guidance will require these lease agreements to be recognized on the consolidated statements of condition as a right-of-use asset and a corresponding lease liability. Therefore, the Company’s evaluation indicates the provisions of ASU No. 2016-02 will impact the Company’s consolidated statements of condition, along with the Company’s regulatory capital ratios. The new guidance did not have a material impact on the Company’s consolidated statements of income. The Company has implemented a new software supported by a third-party vendor to help automate the calculation of the right of use asset and the corresponding lease liability. In January 2019, the Company recorded a right-of-use asset and related lease liabilities of approximately $17 million and $19 million, respectively, as a result of the new lease standard.
Other accounting pronouncements that have recently been issued by the FASB or other standard-settings bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.
2. Business Combinations
The Company accounts for its acquisitions as business combinations. As such, the purchase price is allocated to the fair value of the assets acquired and liabilities assumed as of the acquisition date. Determining the fair value of assets and liabilities, particularly illiquid assets and liabilities, is a complicated process involving significant judgment regarding estimates and assumptions used to calculate estimated fair value. Purchase price allocations on completed acquisitions may be modified through the measurement period which cannot exceed one year from the acquisition date. If the Company recognizes adjustments to provisional amounts that are identified during the measurement period, the adjustments will be reported in the period in which the amounts are determined. Fair value adjustments based on updated estimates could materially affect the goodwill, if any, recorded on the acquisition. The Company may incur losses on the acquired loans that are materially different from losses originally projected in the fair value estimate. Acquisition-related costs are expensed as incurred.
The acquisition of American Enterprise Bankshares, Inc., (“AEB”), in March 2016 resulted in the recording of $5.2 million in goodwill. For the annual goodwill impairment evaluation, management bypassed the qualitative assessment for each respective reporting unit and performed Step 1 of the goodwill impairment test. Step 1 of the goodwill impairment test requires the Company to compare the fair value of its reporting unit with its carrying amount, including goodwill. Accordingly, the Company determined the fair value of its reporting unit and compared the fair value to the reporting unit’s carrying amount. The Company determined that its reporting unit’s fair value exceeded its carrying amount; therefore, the Company concluded its goodwill was not impaired.
The effects of the acquired assets and liabilities have been included in the consolidated financial statements since their respective acquisition date. Pro forma results have not been disclosed as those amounts are not significant to the consolidated financial statements.
American Enterprise Bankshares, Inc.
On March 1, 2016, the Company acquired AEB, the holding company for American Enterprise Bank of Florida, a Jacksonville, Florida-based community bank. The Company acquired all of the outstanding common stock of the former AEB shareholders, including common shares issued upon conversion of subordinated debentures prior to the acquisition. Total consideration of $22.8 million was issued in the transaction. AEB merged with and into the Company and American Enterprise Bank of Florida merged with and into Fidelity Bank. With this acquisition, the Company expanded and strengthened its retail branch footprint by adding two branches in the Jacksonville, Florida area. The Company projects cost savings will be recognized in future period as the conversion and integration activities related to the acquisition were completed in July 2016.

AEB shareholders received 0.299 shares of Fidelity common stock for each share of AEB common stock, as well as a cash payment for any fractional shares, resulting in the issuance of 1,470,068 shares of Fidelity common stock. All unexercised AEB stock options at the closing date were settled for cash at the volume weighted average price of Fidelity common stock (“VWAP”) as defined in the merger agreement between AEB and Fidelity.
The following table represents the fair value at March 1, 2016 of assets and liabilities acquired in the acquisition of AEB:

(in thousands)
Assets
Cash and cash equivalents	$36,259
Investment securities	4,556
Loans	147,304
Premises and equipment	7,145
Other real estate	809
Core deposit intangible	1,310
Deferred tax asset	5,877
Other assets	365
Fair value of assets acquired	$203,625

Liabilities
Deposits
Noninterest-bearing demand deposits	$64,366
Interest-bearing deposits	117,458
Total deposits	181,824
Other liabilities	4,206
Fair value of liabilities assumed	$186,030
The following table summarizes the total consideration paid in the AEB acquisition:

($ in thousands)	Number of Shares	Amount
Equity consideration
Common stock issued	1,470,068	$22,727
Total equity consideration		22,727

Non-equity consideration
Cash		32
Total consideration paid		22,759

Fair value of net assets assumed		17,595
Goodwill		$5,164
FDIC Indemnification Asset
Certain loans and other real estate acquired in the past FDIC-assisted acquisitions of Decatur First Bank and Security Exchange Bank were covered by Loss Share Agreements between the Bank and the FDIC which affords the Bank significant protection against future losses. Under the Loss Share Agreements, the FDIC has agreed to reimburse the Bank for 80% of all losses incurred in connection with those covered assets for a period of five years for non-single family loans and other real estate and 80% of all losses incurred in connection with covered single family loans for a period of 10 years.
Effective December 31, 2017, the Decatur First Bank non-single family Loss Share Agreement between the Bank and the FDIC expired and losses on non-single family loans and other real estate assets covered under this agreement are no longer eligible to be claimed after filing the fourth quarter of 2016 loss share certificate with the FDIC. Claims for losses on covered Decatur First Bank single family loans continued to be eligible for reimbursement under the single family Loss Share Agreement between the Bank and the FDIC until 2021; provided, however, that the Bank and the FDIC terminated this agreement in June 2018, as discussed above.

Effective June 30, 2017, the Security Exchange Bank non-single family Loss Share Agreement between the Bank and the FDIC expired and losses on non-single family loans and other real estate assets covered under this agreement are no longer eligible to be claimed after filing the second quarter of 2017 loss share certificate with the FDIC. There were no single family loans included in the Loss Share Agreement for Security Exchange Bank.
Because the FDIC will reimburse the Company for 80% of losses incurred on the covered assets during the recovery period, the FDIC Indemnification asset was recorded at fair value at the acquisition date. The FDIC indemnification asset is adjusted quarterly based on changes in expected losses and remittances received. New loans made after the date of the transactions are not covered by the provisions of the Loss Share Agreements.
On June 27, 2018, the Bank entered into an agreement with the FDIC to terminate the loss share agreements entered into with the FDIC. Fidelity made a payment of approximately $632,000, which had been accrued for as of December 31, 2017, to the FDIC as consideration for the early termination of the agreements. As a result, as of December 31, 2018, there were no loans covered by Loss Share Agreements.
A summary of activity for the FDIC indemnification asset, included in other assets in the accompanying Consolidated Balance Sheets, follows:

	For the Year Ended
(in thousands)	December 31, 2018	December 31, 2017
Beginning balance	$4	$1,555
Amortization, net	(4)	(1,280)
Accretion income	—	121
Additional estimated covered losses	—	94
Claim payments received from the FDIC	—	(486)
Ending balance	$—	$4
3. Regulatory Matters
FSC is regulated by the Board of Governors of the Federal Reserve Board and is subject to the securities registration and public reporting regulations of the SEC. The Bank is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance.
The Bank must comply with regulatory capital requirements established by the regulators. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. These capital standards require us to maintain minimum ratios of “Tier 1” capital to total risk-weighted assets and total capital to risk-weighted assets of 6.00% and 8.00%, respectively. Tier 1 capital is comprised of total shareholders’ equity calculated in accordance with generally accepted accounting principles, excluding accumulated other comprehensive income, less intangible assets and disallowed portions of our loan servicing rights, and total capital is comprised of Tier 1 capital plus certain adjustments, the largest of which is our qualifying subordinated debt, as well as the allowable portion of the allowance for loan losses. Risk-weighted assets refer to our on- and off-balance sheet exposures, adjusted for their related risk levels using formulas set forth in FDIC regulations.
In addition to the risk-based capital requirements described above, we are subject to a leverage capital requirement, which calls for a minimum ratio of Tier 1 capital to quarterly average total assets of 4.00%. The Bank is also subject to a Common Equity Tier 1 (“CET1”) capital to total risk-weighted assets ratio of 4.50%. CET1 Capital is comprised of Tier 1 capital less amounts attributable to qualifying non-cumulative perpetual preferred stock and minority interests in consolidated subsidiaries.
Beginning January 1, 2016, minimum capital ratios are subject to a capital conservation buffer. In order to avoid limitations on distributions, including dividend payments, and certain discretionary bonus payments to executive officers, the Bank must hold a capital conservation buffer above its minimum risk-based capital requirements. This capital conservation buffer is calculated as the lowest of the differences between the actual CET1 ratio, Tier 1 Risk-Based Capital Ratio, and Total Risk-Based Capital Ratio and the corresponding minimum ratios. At December 31, 2016, the required minimum capital conservation buffer was 0.625% and will increase in subsequent years by 0.625% until it is fully phased in on January 1, 2019 at 2.50%. At December 31, 2018, the capital conservation buffers of FSC and the Bank were 5.04% and 5.22%, respectively.

The following tables set forth the capital requirements for the Bank under FDIC regulations and the Bank’s capital ratios at December 31, 2018, and 2017:

Fidelity Bank	December 31, 2018		December 31, 2017
($ in thousands)	Amount	Percent	Amount	Percent
Common Equity Tier 1 Capital:
Actual	$396,577	9.72%	$355,580	8.78%
Minimum	183,600	4.50%	182,245	4.50%
Tier 1 Capital:
Actual	$412,577	10.11%	$371,407	9.17%
Minimum	244,853	6.00%	243,014	6.00%
Total Risk-Based Capital:
Actual	$529,784	12.98%	$487,149	12.03%
Minimum	326,523	8.00%	323,956	8.00%
Tier 1 Capital Leverage Ratio:
Actual		8.72%		8.34%
Minimum		4.00%		4.00%
The Company is not subject to the provisions of prompt corrective action. The FRB, as the primary regulator of FSC, has established minimum capital requirements as a function of its oversight of bank holding companies.
The following tables depict FSC’s capital ratios at December 31, 2018, and 2017, in relation to the minimum capital ratios established by the regulations of the FRB:

Fidelity Southern Corporation	December 31, 2018		December 31, 2017
($ in thousands)	Amount	Percent	Amount	Percent
Common Equity Tier 1 Capital:
Actual	$388,975	9.54%	$349,133	8.86%
Minimum	183,479	4.50%	177,225	4.50%
Tier 1 Capital:
Actual	$433,975	10.64%	$393,818	10.00%
Minimum	244,723	6.00%	236,291	6.00%
Total Risk-Based Capital:
Actual	$539,789	13.24%	$498,166	12.65%
Minimum	326,156	8.00%	315,071	8.00%
Tier 1 Capital Leverage Ratio:
Actual		9.18%		8.85%
Minimum		4.00%		4.00%
Generally, dividends that may be paid by the Bank to FSC are subject to certain regulatory limitations. In particular, under Georgia banking law applicable to Georgia state chartered commercial banks such as the Bank, the approval of the GDBF will be required if the total of all dividends declared in any calendar year by the Bank exceeds 50% of the Bank’s net profits for the prior year or if certain other provisions relating to classified assets and capital adequacy are not met. FSC invested no capital in the Bank during 2018 or 2017 in the form of capital infusions. In 2018, the Bank paid dividends of $9.3 million to FSC and no dividends were paid by LionMark to FSC. In 2017, the Bank and LionMark paid dividends of $9.0 million and $1.5 million, respectively, to FSC.
Also, under current Federal regulations, the Bank is limited in the amount it may loan to its non-bank affiliates, including FSC. As of December 31, 2018, and 2017, there were no loans outstanding from the Bank to FSC.
4. Investment Securities
Management’s primary objective in managing the investment securities portfolio includes maintaining a portfolio of high quality investments with competitive returns while providing for pledging and liquidity needs within overall asset and liability management parameters. The Company is required under federal regulations to maintain adequate liquidity to ensure safe and sound operations. As such, management regularly evaluates the investment portfolio for cash flows, the level of loan production, current interest rate risk strategies and the potential future direction of market interest rate changes. Individual investment securities differ in terms of default, interest rate, liquidity, and expected rate of return risk.
The following table summarizes the amortized cost and fair value of investment securities and the related gross unrealized gains and losses at December 31, 2018, and 2017:

	December 31, 2018
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises	$22,145	$53	$(240)	$21,958
Municipal securities	9,824	278	(39)	10,063
SBA pool securities	11,036	—	(298)	10,738
Residential mortgage-backed securities	185,464	2,270	(256)	187,478
Commercial mortgage-backed securities	21,929	—	(564)	21,365
Total available-for-sale	$250,398	$2,601	$(1,397)	$251,602

Investment securities held-to-maturity:
Municipal securities	$8,504	$8	$(486)	$8,026
Residential mortgage-backed securities	7,719	48	(286)	7,481
Commercial mortgage-backed securities	3,903	—	—	3,903
Total held-to-maturity	$20,126	$56	$(772)	$19,410

	December 31, 2017
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises	$22,182	$141	$(98)	$22,225
Municipal securities	9,318	340	(23)	9,635
SBA pool securities	13,031	6	(127)	12,910
Residential mortgage-backed securities	50,251	803	(76)	50,978
Commercial mortgage-backed securities	24,721	6	(354)	24,373
Total available-for-sale	$119,503	$1,296	$(678)	$120,121

Investment securities held-to-maturity:
Municipal securities	$8,588	$53	$—	$8,641
Residential mortgage-backed securities	9,100	99	(156)	9,043
Commercial mortgage-backed securities	4,001	—	—	4,001
Total held-to-maturity	$21,689	$152	$(156)	$21,685
The Company held 32 and 19 investment securities available-for-sale that were in an unrealized loss position at December 31, 2018 and 2017, respectively. There were seven and six investment securities held-to-maturity that were in an unrealized loss position at December 31, 2018, and 2017, respectively.

The following table reflects the gross unrealized losses and fair values of the investment securities with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	December 31, 2018
	Less than 12 Months		12 Months or Longer
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises	$4,978	$(24)	$14,841	$(216)
Municipal securities	532	(5)	1,021	(34)
SBA pool securities	—	—	10,738	(298)
Residential mortgage-backed securities	32,556	(101)	8,228	(155)
Commercial mortgage-backed securities	—	—	21,365	(564)
Total available-for-sale	$38,066	$(130)	$56,193	$(1,267)

Investment securities held-to-maturity:
Municipal securities	$6,431	$(486)	$—	$—
Residential mortgage-backed securities	—	—	6,492	(286)
Total held-to-maturity	$6,431	$(486)	$6,492	$(286)

	December 31, 2017
	Less than 12 Months		12 Months or Longer
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises	$14,974	$(98)	$—	$—
Municipal securities	—	—	1,050	(23)
SBA pool securities	3,285	(42)	4,979	(85)
Residential mortgage-backed securities	1,835	(8)	5,383	(68)
Commercial mortgage-backed securities	10,051	(89)	12,360	(265)
Total available-for-sale	$30,145	$(237)	$23,772	$(441)

Investment securities held-to-maturity:
Residential mortgage-backed securities	$—	$—	$7,652	$(156)
Total held-to-maturity	$—	$—	$7,652	$(156)
At December 31, 2018, and 2017, the unrealized losses on investment securities related to market interest rate fluctuations since purchase and not credit losses. Management does not have the intent to sell the temporarily impaired securities and it is not more likely than not that the Company will be required to sell the investments before recovery of the amortized cost, which may be maturity. Accordingly, as of December 31, 2018, management has reviewed its portfolio for other-than-temporary-impairment and believes the impairment detailed in the table above is temporary. Therefore, no other-than-temporary impairment loss has been recognized in the Company’s Consolidated Statements of Comprehensive Income.

The amortized cost and fair value of investment securities at December 31, 2018 and 2017 are categorized in the following table by remaining contractual maturity. The amortized cost and fair value of securities not due at a single maturity (i.e., mortgage-backed securities) are shown separately and are calculated based on estimated average remaining life:

	December 31, 2018		December 31, 2017
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises
Due after one year through five years	$21,142	$20,919	$21,179	$21,160
Due after five years through ten years	1,003	1,039	1,003	1,065
Municipal securities
Due after one year through five years	1,055	1,021	1,503	1,488
Due after five years through ten years	2,435	2,539	2,753	2,877
Due after ten years	6,334	6,503	5,062	5,270
SBA pool securities
Due after five years through ten years	6,730	6,569	7,967	7,931
Due after ten years	4,306	4,169	5,064	4,979
Residential mortgage-backed securities	185,464	187,478	50,251	50,978
Commercial mortgage-backed securities	21,929	21,365	24,721	24,373
Total available-for-sale	$250,398	$251,602	$119,503	$120,121

Investment securities held-to-maturity:
Municipal securities
Due after five years through ten years	$1,588	$1,595	$1,588	$1,641
Due after ten years	6,916	6,431	7,000	7,000
Residential mortgage-backed securities	7,719	7,481	9,100	9,043
Commercial mortgage-backed securities	3,903	3,903	4,001	4,001
Total held-to-maturity	$20,126	$19,410	$21,689	$21,685
For the investment securities available-for-sale called or sold during 2018 and 2017, there were no gross gains or losses. For the investment securities available-for-sale called or sold during 2016, gross gains totaled $578,000 and no gross losses.
There were no sales of, nor transfers from, investment securities held-to-maturity during 2018 or 2017. There were no transfers from investment securities available-for-sale to investment securities held-to-maturity in 2018 or 2017.
The following table summarizes the fair value of investment securities that were pledged as collateral at December 31, 2018 and 2017:

	December 31,
(in thousands)	2018	2017
Public deposits	$121,790	$60,415
Securities sold under repurchase agreements	20,600	19,485
Total pledged securities	$142,390	$79,900

5. Loans Held-for-Sale
Residential mortgage loans held-for-sale are carried at fair value and SBA and indirect automobile loans held-for-sale are carried at the lower of cost or fair value. The following table summarizes loans held-for-sale at December 31, 2018 and 2017:

	December 31,
(in thousands)	2018	2017
Residential mortgage loans at fair value	$225,342	$269,140
SBA	13,960	13,615
Indirect automobile	—	75,000
Total loans held-for-sale	$239,302	$357,755
During 2018 and 2017, the Company transferred $5.0 million and $5.9 million, respectively, to the held for investment residential mortgage portfolio.
The Company had residential mortgage loans held-for-sale with unpaid principal balances of $160.1 million and $154.2 million pledged to the FHLB at December 31, 2018 and 2017, respectively.
6. Loans
Loans outstanding, by class, are summarized in the following table at carrying value and include net unamortized costs of $29.7 million, and $35.9 million, at December 31, 2018, and 2017, respectively. Acquired loans represent previously acquired loans, which includes $2.3 million loans covered under Loss Share Agreements with the FDIC at December 31, 2017. No loans were covered under loss share agreements at December 31, 2018. Legacy loans represent existing portfolio loans originated by the Bank prior to each acquisition, additional loans originated subsequent to each acquisition and Government National Mortgage Association ("GNMA") optional repurchase loans (collectively, “legacy loans”).

	December 31, 2018
	Loans		Total
(in thousands)	Legacy	Acquired
Commercial	$799,057	$105,103	$904,160
SBA	150,519	6,093	156,612
Total commercial loans	949,576	111,196	1,060,772

Construction	277,573	1,836	279,409

Indirect automobile	1,569,274	—	1,569,274
Installment loans and personal lines of credit	27,289	881	28,170
Total consumer loans	1,596,563	881	1,597,444
Residential mortgage	577,471	16,624	594,095
Home equity lines of credit	143,097	10,661	153,758
Total mortgage loans	720,568	27,285	747,853
Total loans	$3,544,280	$141,198	$3,685,478

	December 31, 2017
	Loans		Total
(in thousands)	Legacy	Acquired
Commercial	$675,544	$135,655	$811,199
SBA	133,186	8,022	141,208
Total commercial loans	808,730	143,677	952,407

Construction	243,112	5,205	248,317

Indirect automobile	1,716,156	—	1,716,156
Installment loans and personal lines of credit	24,158	1,837	25,995
Total consumer loans	1,740,314	1,837	1,742,151
Residential mortgage	461,194	28,527	489,721
Home equity lines of credit	131,049	17,321	148,370
Total mortgage loans	592,243	45,848	638,091
Total loans	$3,384,399	$196,567	$3,580,966
Related-Party Loans
The Company conducts transactions with its directors and executive officers, including companies in which such officers or directors have beneficial interests. The Company does not believe these loans involve more than the normal risk of collectability or present other unfavorable features when originated. None of the related party loans were classified as nonaccrual, past due, restructured, or potential problem loans at December 31, 2018 or 2017.
The following table is a summary of activity with respect to related-party loans during 2018 and 2017:

	December 31,
(in thousands)	2018	2017
Balance at January 1,	$3,423	$3,518
Additions	24,890	102
Repayments	(184)	(197)
Balance at December 31,	$28,129	$3,423
Nonaccrual Loans
The accrual of interest income is generally discontinued when a loan becomes 90 days past due. Past due status is based on the contractual terms of the loan agreement. A loan may be placed on nonaccrual status sooner if reasonable doubt exists as to the full, timely collection of principal or interest. When a loan is placed on nonaccrual status, previously accrued and uncollected interest on loans held for investment is reversed against current period interest income. If a borrower on a residential mortgage loan previously sold makes no payment for three consecutive months, the Company, as servicer, may exercise its option to repurchase the delinquent loan from its securitized loan pool in an amount equal to 100% of the loan’s remaining principal balance less the principal payments advanced to the pool prior to the buyback, in which case no previously accrued interest would be reversed since the loan was previously sold. Interest advanced to the pool prior to the buyback is capitalized for future reimbursement as part of the government guarantee. Subsequent interest collected on nonaccrual loans is recorded as a principal reduction. Nonaccrual loans are returned to accrual status when all contractually due principal and interest amounts are brought current and the future payments are reasonably assured.
Loans in nonaccrual status are presented by class of loans in the following table. Delinquent residential mortgage loans repurchased under the GNMA optional repurchase program are included in nonaccrual loans although the Company’s loss exposure on these loans is mitigated by the government guarantee in whole or in part. Purchased credit impaired (“PCI”) loans are considered to be performing due to the application of the accretion method and are excluded from the table below:

	December 31,
(in thousands)	2018	2017
Commercial	$12,001	$11,314
SBA	5,076	2,503
Total commercial loans	17,077	13,817

Construction	242	4,520

Indirect automobile	1,320	1,912
Installment loans and personal lines of credit	261	440
Total consumer loans	1,581	2,352
Residential mortgage	33,518	23,169
Home equity lines of credit	2,328	3,154
Total mortgage loans	35,846	26,323
Total nonaccrual loans	$54,746	$47,012
If such nonaccrual loans had been on a full accrual basis, interest income that would have been recorded on these loans was approximately $1.9 million, $2.2 million, and $1.6 million, in 2018, 2017, and 2016, respectively. Residential mortgage loans on nonaccrual status include $29.1 million and $19.5 million in repurchased GNMA government-guaranteed loans at December 31, 2018 and 2017, respectively.
There were $6.7 million and $6.3 million in loans greater than 90 days delinquent and still accruing at December 31, 2018 and December 31, 2017, respectively, primarily consisting of nonaccrual loans in accruing PCI pools.
Accruing loans delinquent 30-89 days, 90 days or more (including PCI loans), and troubled debt restructured loans (“TDRs”) accruing interest, presented by class of loans at December 31, 2018 and 2017, were as follows:

	December 31, 2018			December 31, 2017
(in thousands)	Accruing Delinquent 30-89 Days	Accruing Delinquent 90 Days or More	TDRs Accruing	Accruing Delinquent 30-89 Days	Accruing Delinquent 90 Days or More	TDRs Accruing
Commercial	$1,788	$6,022	$8,005	$3,821	$5,722	$8,468
SBA	4,335	—	1,408	5,560	70	3,800
Construction	2,595	44	—	—	102	—
Indirect automobile	3,197	4	2,585	3,971	87	1,960
Installment loans and personal lines of credit	4	—	27	449	—	33
Residential mortgage	12,611	663	3,803	7,447	268	495
Home equity lines of credit	208	13	400	831	64	51
Total	$24,738	$6,746	$16,228	$22,079	$6,313	$14,807
TDR Loans
The following table presents TDRs that occurred during 2018 and 2017, along with the type of modification. Modified PCI loans are not removed from their accounting pool and accounted for as TDRs, even if those loans would otherwise be deemed TDRs.

	Year Ended December 31, 2018		Year Ended December 31, 2017
(in thousands)	Interest Rate	Term	Interest Rate	Term
Commercial	$188	$2,103	$2,753	$4,355
Indirect automobile	—	1,397	—	—
Installment loans and personal lines of credit	—	3,143	—	33
Residential mortgage	2,211	5,780	1,528	784
Home equity lines of credit	—	302	—	—
Total	$2,399	$12,725	$4,281	$5,172

During the year ended December 31, 2018, the amount of loans which were restructured in the previous twelve months and subsequently re-defaulted during 2018 was $7.5 million, consisting of commercial, installment, mortgage loans and home equity lines of credit. During the year ended December 31, 2017, $2.9 million in loans were restructured in the previous twelve months and subsequently re-defaulted during 2017, which were commercial, indirect automobile, installment and mortgage loans. The Company defines subsequently redefaulted as a payment default (i.e., 30 days contractually due) within 12 months of the restructuring date.
The Company had TDRs with a balance of $24.6 million and $20.7 million at December 31, 2018 and 2017, respectively. Net charge-offs for TDR loans at December 31, 2018 and 2017 were insignificant. Net charge-offs/recoveries on such loans are factored into the rolling historical loss rate, which is used in the calculation of the allowance for loan losses.
The Company is not committed to lend additional amounts as of December 31, 2018, and did not commit to lend additional amounts in 2018, or 2017, to customers with outstanding loans classified as TDRs.
Pledged Loans
Presented in the following table is the unpaid principal balance of loans held for investment that were pledged to the Federal Home Loan Bank of Atlanta (“FHLB of Atlanta”) as collateral for borrowings under a blanket lien arrangement at December 31, 2018 and 2017:

	December 31,
(in thousands)	2018	2017
Commercial real estate	$294,275	$242,695
Home equity lines of credit	104,556	94,526
Residential mortgage	407,713	351,591
Total	$806,544	$688,812
Indirect automobile loans with an unpaid principal balance of approximately $330.0 million at December 31, 2018 and 2017, were pledged to the Federal Reserve Bank of Atlanta (“FRB”) as collateral for potential Discount Window borrowings under a blanket lien arrangement.
Impaired Loans
The following tables present by class the unpaid principal balance, recorded investment, and related allowance for impaired legacy loans and acquired non PCI loans at December 31, 2018 and 2017. Legacy impaired loans include all TDRs and all other nonaccrual loans, excluding nonaccrual loans below the Company’s specific review threshold.

	December 31, 2018			December 31, 2017
(in thousands)	Unpaid Principal Balance	Recorded Investment(1)	Related Allowance	Unpaid Principal Balance	Recorded Investment(1)	Related Allowance
Impaired Loans with Allowance
Commercial	$15,460	$14,557	$1,371	$11,877	$11,824	$839
SBA	2,338	1,886	127	6,634	5,664	294
Installment loans and personal lines of credit	1,626	310	93	343	290	219
Residential mortgage	4,368	4,357	472	4,838	4,799	616
Home equity lines of credit	659	558	202	831	745	633
Loans	$24,451	$21,668	$2,265	$24,523	$23,322	$2,601

	December 31, 2018		December 31, 2017
(in thousands)	Unpaid Principal Balance	Recorded Investment (1)	Unpaid Principal Balance	Recorded Investment (1)
Impaired Loans with No Allowance
Commercial	$8,280	$7,223	$14,839	$12,509
SBA	7,039	4,972	1,815	1,133
Construction	965	242	5,995	4,520
Installment loans and personal lines of credit	—	—	1,445	163
Residential mortgage	34,507	33,564	21,955	21,398
Home equity lines of credit	1,975	1,797	2,452	2,318
Loans	$52,766	$47,798	$48,501	$42,041
(1) The primary difference between the unpaid principal balance and recorded investment represents charge-offs previously taken; it excludes accrued interest receivable due to materiality. Related allowance is calculated on the recorded investment, not the unpaid principal balance.
Included in impaired loans with no allowance are $29.1 million and $19.5 million in government-guaranteed residential mortgage loans at December 31, 2018 and 2017, respectively. These loans are collateralized by first mortgages on the underlying real estate collateral and are individually reviewed for a specific allowance. The Company's loss exposure on the repurchased government-guaranteed loans is mitigated by the government guarantee in whole or in part.
The average recorded investment in impaired loans and interest income recognized for 2018, 2017, and 2016, by class, are summarized in the table below. Impaired loans include legacy impaired loans, which include all TDRs, and all other nonaccrual loans.

	For the Year Ended
	December 31, 2018		December 31, 2017		December 31, 2016
(in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial	$23,171	$458	$23,098	$658	$16,915	$819
SBA	7,488	313	7,770	221	11,574	407
Construction	1,632	9	5,500	184	5,709	290
Indirect automobile	3,220	318	2,616	264	2,117	234
Installment loans and personal lines of credit	425	190	473	194	422	120
Residential mortgage	35,317	1,107	18,657	548	7,970	174
Home equity lines of credit	3,124	47	2,549	104	1,204	117
Total	$74,377	$2,442	$60,663	$2,173	$45,911	$2,161
Credit Quality Indicators
The Company uses an asset quality ratings system to assign a numeric indicator of the credit quality and level of existing credit risk inherent in a loan ranging from 1 to 8, where a higher rating represents higher risk. Management regularly reviews loans in the portfolio to assess credit quality indicators and to determine appropriate loan classification and grading in accordance with the Company’s internal loan policy. These ratings are adjusted periodically as the Company becomes aware of changes in the credit quality of the underlying loans through its ongoing monitoring of the credit quality of the loan portfolio.
Indirect automobile loans typically receive a risk rating only when being downgraded to an adverse rating which typically occurs when payments of principal and interest are greater than 90 days past due. The Company uses a number of factors, including FICO scoring, to help evaluate the likelihood consumer borrowers will pay their credit obligations as agreed. The weighted-average FICO score for the indirect automobile portfolio was 762 at December 31, 2018 and 762 at December 31, 2017.
The following are definitions of the asset rating categories:

•	Pass – These categories include loans rated satisfactory with high, good, average or acceptable business and credit risk.

•	Special Mention – A special mention asset has potential weaknesses that deserve management’s close attention.

•
Substandard – A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. A substandard asset has a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt.

•
Doubtful – Doubtful assets have all the weaknesses inherent in assets classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss – Loss assets are considered uncollectable and of such little value that their continuance as recorded assets is not warranted.
The following tables present the recorded investment in loans, by loan class, and risk rating category, as of December 31, 2018 and 2017:

(in thousands)	December 31, 2018
Asset Rating	Commercial	SBA	Construction	Indirect Automobile	Installment loans and personal lines of credit	Residential Mortgage	Home Equity Lines of Credit	Total
Pass	$859,770	$144,977	$256,813	$—	$27,759	$556,622	$150,338	$1,996,279
Special Mention	14,410	4,674	22,306	—	69	512	800	42,771
Substandard	29,980	6,961	290	5,632	342	36,961	2,620	82,786
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
	904,160	156,612	279,409	5,632	28,170	594,095	153,758	2,121,836
Ungraded Performing	—	—	—	1,563,642	—	—	—	1,563,642
Total	$904,160	$156,612	$279,409	$1,569,274	$28,170	$594,095	$153,758	$3,685,478

(in thousands)	December 31, 2017
Asset Rating	Commercial	SBA	Construction	Indirect Automobile	Installment loans and personal lines of credit	Residential Mortgage	Home Equity Lines of Credit	Total
Pass	$758,271	$129,629	$235,987	$—	$25,229	$461,650	$145,082	$1,755,848
Special Mention	21,264	6,847	7,699	—	231	—	—	36,041
Substandard	31,664	4,732	4,631	4,972	535	28,071	3,288	77,893
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
	811,199	141,208	248,317	4,972	25,995	489,721	148,370	1,869,782
Ungraded Performing	—	—	—	1,711,184	—	—	—	1,711,184
Total	$811,199	$141,208	$248,317	$1,716,156	$25,995	$489,721	$148,370	$3,580,966
Acquired Loans
The carrying amount and outstanding balance at December 31, 2018 of the PCI loans from acquisitions prior to 2018 was $21.5 million and $27.5 million, respectively. The carrying amount and outstanding balance of the PCI loans from acquisitions prior to 2017 was $26.6 million and $35.3 million, respectively, at December 31, 2017.
Changes in accretable yield, or income expected to be collected on PCI loans at December 31, 2018 and 2017, were as follows:

	December 31,
(in thousands)	2018	2017
Beginning balance	$3,005	$4,403
Accretion of income	(1,724)	(2,950)
Other activity, net (1)	1,385	1,552
Ending balance	$2,666	$3,005
(1) Includes changes in cash flows expected to be collected due to changes in timing of liquidation events, prepayment assumptions, etc.

7. Allowance for Loan Losses
A summary of changes in the ALL by loan portfolio type is as follows:

	For the Year Ended December 31, 2018
(in thousands)	Commercial Loans
	Commercial	SBA	Construction	Consumer	Mortgage	Unallocated	Total
Beginning balance	$7,846	$1,968	$2,396	$10,758	$5,928	$876	$29,772
Charge-offs	(772)	(306)	(38)	(5,461)	(628)	—	(7,205)
Recoveries	565	52	754	1,560	132	—	3,063
Net (charge-offs) / recoveries	(207)	(254)	716	(3,901)	(496)	—	(4,142)
Provision for loan losses	2,250	552	(263)	2,253	1,605	(876)	5,521
Ending balance	$9,889	$2,266	$2,849	$9,110	$7,037	$—	$31,151

	For the Year Ended December 31, 2017
(in thousands)	Commercial Loans
	Commercial	SBA	Construction	Consumer	Mortgage	Unallocated	Total
Beginning balance	$9,331	$1,978	$2,176	$9,812	$5,755	$779	$29,831
Charge-offs	(2,824)	(221)	(13)	(5,978)	(43)	—	(9,079)
Recoveries	2,587	61	911	1,242	99	—	4,900
Net (charge-offs) / recoveries	(237)	(160)	898	(4,736)	56	—	(4,179)
Decrease in FDIC indemnification asset	(155)	—	—	—	—	—	(155)
Provision for loan losses (1)	(1,093)	150	(678)	5,682	117	97	4,275
Ending balance	$7,846	$1,968	$2,396	$10,758	$5,928	$876	$29,772

	For the Year Ended December 31, 2016
(in thousands)	Commercial Loans
	Commercial	SBA	Construction	Consumer	Mortgage	Unallocated	Total
Beginning balance	$8,582	$2,433	$1,711	$8,668	$4,294	$776	$26,464
Charge-offs	(2,349)	(387)	—	(5,233)	(1,047)	—	(9,016)
Recoveries	923	82	2,157	1,486	201	—	4,849
Net (charge-offs) / recoveries	(1,426)	(305)	2,157	(3,747)	(846)	—	(4,167)
Increase (decrease) in FDIC indemnification asset	331	—	(1,145)	93	24	—	(697)
Provision for loan losses (1)	1,844	(150)	(547)	4,798	2,283	3	8,231
Ending balance	$9,331	$1,978	$2,176	$9,812	$5,755	$779	$29,831
(1) Net of benefit attributable to FDIC indemnification asset
As discussed in Note 1, “Summary of Significant Accounting Policies,” the ALL consists of specific allowances on loans individually evaluated for impairment and a general allowance for groups of loans with similar risk characteristics that are collectively evaluated for impairment. The allowance also includes a component to reflect the impact of changes in expected cash flows on acquired PCI loans.

The following tables present, by loan portfolio type, the balance in the ALL disaggregated on the basis of the Company’s impairment measurement method and the related recorded investment in loans:

	December 31, 2018
	Commercial Loans
(in thousands)	Commercial	SBA	Construction	Consumer	Mortgage	Unallocated	Total
Individually evaluated	$1,371	$127	$—	$93	$674	$—	$2,265
Collectively evaluated	8,517	2,139	2,823	9,017	6,363	—	28,859
Acquired with deteriorated credit quality	1	—	26	—	—	—	27
Total ALL	$9,889	$2,266	$2,849	$9,110	$7,037	$—	$31,151

Individually evaluated	21,780	6,858	242	310	40,276	—	69,466
Collectively evaluated	864,935	149,433	279,118	1,597,126	703,893	—	3,594,505
Acquired with deteriorated credit quality	17,445	321	49	8	3,684	—	21,507
Total loans	$904,160	$156,612	$279,409	$1,597,444	$747,853	$—	$3,685,478

	December 31, 2017
	Commercial Loans
(in thousands)	Commercial	SBA	Construction	Consumer	Mortgage	Unallocated	Total
Individually evaluated	$839	$294	$—	$219	$1,249	$—	$2,601
Collectively evaluated	6,935	1,674	2,371	10,539	4,567	876	26,962
Acquired with deteriorated credit quality	72	—	25	—	112	—	209
Total ALL	$7,846	$1,968	$2,396	$10,758	$5,928	$876	$29,772

Individually evaluated	$24,333	$6,797	$4,520	$453	$29,260	$—	$65,363
Collectively evaluated	766,143	133,955	243,344	1,741,635	603,895	—	3,488,972
Acquired with deteriorated credit quality	20,723	456	453	63	4,936	—	26,631
Total loans	$811,199	$141,208	$248,317	$1,742,151	$638,091	$—	$3,580,966
The ALL for acquired loans is evaluated at each reporting date subsequent to acquisition. Total loans includes acquired loans of $141.2 million, and $196.6 million, at December 31, 2018, and 2017, respectively, which were recorded at fair value when acquired. The ALL for acquired loans is evaluated at each reporting date subsequent to acquisition. For acquired performing loans, an allowance is determined for each loan pool using a methodology similar to that used for originated loans and then compared to the remaining fair value discount for that pool. For PCI loans, decreases in cash flows expected to be collected is generally recognized by recording an allowance for loan losses. Subsequent increases in cash flows result in a reversal of the allowance for loan losses to the extent of prior charges, or in the prospective recognition of interest income.
8. Other Real Estate and Property Acquired in the Settlement of Loans
The following table summarizes ORE and personal property acquired in the settlement of loans, the latter of which is included in other assets on the Consolidated Balance Sheets. There were no ORE amounts covered under Loss Share Agreements with the FDIC at December 31, 2018 and 2017.

	December 31,
(in thousands)	2018	2017
ORE, net	$8,290	$7,621
Personal property acquired in the settlement of loans	1,696	2,392
Total	$9,986	$10,013

The following table segregates the ORE by type:

	December 31,
(in thousands)	2018	2017
Commercial	$2,598	$1,422
Residential	400	258
Undeveloped property	5,292	5,941
Total ORE, net	$8,290	$7,621
The following table summarizes the changes in ORE for 2018, and 2017:

	For the Year Ended December 31,
(in thousands)	2018	2017
Beginning balance	$7,621	$14,814
Transfers of loans to ORE	1,973	2,127
Sales	(780)	(8,262)
Write-downs	(524)	(1,058)
Ending balance	$8,290	$7,621
The recorded investment of residential mortgage loans held for investment formally in the process of foreclosure proceedings was approximately $6.9 million, and $3.0 million, at December 31, 2018, and 2017, respectively. Of these amounts, $6.0 million and $2.1 million, respectively, are residential mortgage loans where the Company has the intent to convey the property to the respective government agency guaranteeing the loan. Upon foreclosure, a separate other receivable in the amount expected to be recovered from the guarantee will be recognized and reported as part of other assets in the accompanying Consolidated Balance Sheets.
9. Premises and Equipment
Premises and equipment are summarized as follows:

	December 31,
(in thousands)	2018	2017
Land	$32,133	$30,860
Buildings and improvements	68,108	63,983
Furniture, fixtures, and equipment	37,374	35,161
Subtotal	137,615	130,004
Less accumulated depreciation and amortization	(43,916)	(41,541)
Premises and equipment, net	$93,699	$88,463
Depreciation and amortization expense totaled $4.4 million for each of the years ended December 31, 2018, and 2017, and $5.0 million for the year 2016.
10. Deposits
The following table summarizes total deposits by category:

	December 31, 2018		December 31, 2017
($ in thousands)	Amount	% of Total	Amount	% of Total
Noninterest-bearing demand deposits	$1,214,534	30.5%	$1,125,598	29.1%
Interest-bearing deposits:
Demand	474,440	11.9	478,428	12.4
Money market and savings	1,365,276	34.3	1,339,028	34.6
Time deposits	835,285	21.0	860,613	22.3
Brokered time deposits	92,043	2.3	63,533	1.6
Total deposits	$3,981,578	100.0%	$3,867,200	100.0%

Brokered time deposits are obtained under master certificates through investment banking firms.
At December 31, 2018, the aggregate scheduled remaining maturities for all time deposits (deposits with stated maturities, consisting primarily of certificates of deposit, and IRAs including brokered time deposits) were as follows:

(in thousands)	Total Time Deposits
Scheduled remaining maturity:
2019	$704,735
2020	178,583
2021	27,599
2022	7,695
2023	8,431
Thereafter	285
Total time deposits	$927,328
Time deposits that meet or exceed the FDIC insurance limit of $250,000 were $176.7 million and $178.5 million at December 31, 2018 and 2017, respectively.
11. Borrowings
Short-term borrowings
Short-term borrowings mature either overnight or have a remaining fixed maturity not to exceed one year. The following schedule details the Company’s short-term borrowings:

	December 31,
($ in thousands)	2018	2017
Repurchase agreements at an average period-end rate of 0.26% and 0.19% for 2018 and 2017, respectively	$14,759	$25,580
FRB Discount Window with variable interest of 3.00% for 2018	1	—
FHLB Fixed Rate Credit Advances with an interest rate of 2.46% for 2018 and interest rates ranging from 1.41% to 1.42% for 2017	125,000	125,000
Total short-term borrowings	$139,760	$150,580
Repurchase agreements consist primarily of balances in the transaction accounts of commercial customers swept nightly to an overnight investment account. All short-term repurchase agreements are collateralized with investment securities consisting of municipal securities and residential mortgage backed securities. The Company regularly monitors the liquidity and market value of the pledged collateral and may be obligated to provide additional collateral based on the fair value of the underlying securities and/or deposit amounts.
Term fixed rate advances with the FHLB are collateralized with pledged qualifying real estate loans or investment securities subject to a prepayment penalty. Term fixed rate advances outstanding at December 31, 2018, and 2017, had remaining terms less than one year.
At December 31, 2018, and 2017, the Company had a line of credit with the FHLB, set to a percentage of total assets, to borrow additionally up to approximately $590.7 million, and $490.7 million, respectively, with a maximum term up to 20 years. The available borrowing amounts are based on collateral available under a blanket lien arrangement and its holdings of FHLB stock. The Company increases or decreases its holdings of FHLB stock based on the level of FHLB borrowings. The Company had approximately $215.0 million, and $205.0 million, in unsecured federal funds lines available with various financial institutions as of December 31, 2018, and 2017, respectively.
The Company also maintains levels of free securities available for liquidity and additional pledging requirements which totaled $118.0 million, and $58.2 million, as of December 31, 2018, and 2017, respectively.
Additionally, the FRB discount window available borrowing capacity is based on its available collateral which consists of indirect automobile loans pledged under a blanket lien arrangement was $235.1 million, and $236.5 million, as of December 31, 2018, and 2017, respectively. The Company considers the availability under the FRB discount window as a source of short-term funding under unforeseen circumstances and not as a permanent borrowing source.

Additional information on the Company’s short-term borrowings is shown in the table below:

($ in thousands)	2018	2017	2016
Outstanding at December 31,	$139,760	$150,580	$243,351
Maximum month-end outstanding balance	463,810	266,439	352,603
Average daily outstanding balance	244,090	134,425	262,674
Average rate during the year	1.86	0.69	0.54
Average rate at year end	2.23	1.21	0.58
Subordinated debt
Subordinated debt outstanding at the periods indicated is summarized as follows:

	December 31,
($ in thousands)	2018	2017
Subordinated Debt:
Floating rate 30-year capital securities with interest adjusted and paid quarterly at three-month LIBOR plus 3.10%, with a rate of 5.92% and 4.77%	$15,464	$15,464
Floating rate 30-year capital securities with interest adjusted and paid quarterly at three-month LIBOR plus 1.89%, with a rate of 4.68% and 3.49%	10,310	10,310
Floating rate 30-year capital securities with interest adjusted and paid quarterly at three-month LIBOR plus 1.40%, with a rate of 4.19% and 2.99%	20,619	20,619
Subordinated notes at an annual fixed rate of 5.875% until May 31, 2025 with interest paid semiannually until June 1, 2025, thereafter, at a floating rate equal to three-month LIBOR plus 3.63% from June 1, 2025 to May 31, 2030, with interest paid quarterly until maturity	75,000	75,000
Principal amount of subordinated debt	121,393	121,393
Less unamortized debt issuance costs	686	806
Subordinated debt, net	$120,707	$120,587
Neither the Company nor the Bank had any advances or repayments of subordinated debt during 2018. On May 29, 2015, the Bank issued $75.0 million in aggregate principal amount of subordinated notes (the “Notes”). The Notes are due May 31, 2030 and bear a fixed rate of interest of 5.875% per year until May 31, 2025. From June 1, 2025 to the maturity date, the interest rate will be a floating rate equal to the three-month LIBOR plus 363 basis points. Interest on the Notes is payable semiannually beginning December 1, 2015 through June 1, 2025 and payable quarterly from September 1, 2025 through the maturity date. The Notes were priced at 100% of their par value. The Notes are callable by the Bank at their par value in whole or in part on June 1, 2025 or any interest payment date thereafter. The Notes contain certain restrictions on the merger or consolidation of the Company or the sale or transfer of its assets into another entity. In addition, notice shall be provided to the debt holders for certain events, including minimum leverage ratio and other regulatory events. At December 31, 2018, and 2017, the Company was in compliance with all covenants and provisions of the Notes. The Notes qualify as Tier 2 regulatory capital for the Bank and the Company.
All subordinated debt, a total of $121.4 million, matures more than five years after December 31, 2018 with no other long term debt maturing within the next five years. Subordinated debt of $75.0 million, $15.5 million, $10.3 million, and $20.6 million, will mature in 2030, 2033, 2035, and 2037, respectively.
The Company has three business trust subsidiaries that are variable interest entities: Fidelity Southern Statutory Trust I (“FSSTI”), Fidelity Southern Statutory Trust II (“FSSTII”), and Fidelity Southern Statutory Trust III (“FSSTIII”) (collectively, the “Trust Subsidiaries”). The $1.4 million in common securities issued by the Trust Subsidiaries were all purchased by the Company, and are classified by the Company as other assets.
Trust preferred securities totaling $45.0 million are classified as subordinated debt and were sold to third-party investors. In addition, the $1.4 million borrowed from the Trust Subsidiaries to purchase their respective common securities is classified as subordinated debt. The trust preferred securities are redeemable in whole, or in part at a redemption price of 100% by the Trust Subsidiaries. The trust preferred security holders may only terminate the business trusts under defined circumstances such as default, dissolution, or bankruptcy. The trust preferred security holders and other creditors, if any, have no recourse to the Company and may only look to the assets of each Trust Subsidiary to satisfy all debts and obligations.
There was no other indebtedness to directors, executive officers, or principal holders of equity securities in excess of 5% of shareholders' equity at December 31, 2018, or 2017, respectively.

12. Income Tax
The components of income tax expense for the years ended December 31, 2018, 2017, and 2016, were as follows:

	For the Years Ended December 31,
(in thousands)	2018	2017	2016
Current:
Federal	$9,049	$12,487	$13,493
State	794	539	640
Total current taxes	9,843	13,026	14,133
Deferred:
Federal	2,814	1,467	6,279
State	1,103	766	1,731
Total deferred taxes	3,917	2,233	8,010
Total income tax expense	$13,760	$15,259	$22,143
A reconciliation of income tax expense computed at the statutory federal income tax rate to actual income tax expense is presented in the following table for the years ended December 31, 2018, 2017, and 2016:

	For the Years Ended December 31,
	2018		2017		2016
($ in thousands)	Amount	%	Amount	%	Amount	%
Taxes at statutory rate	$12,092	21.0%	$19,269	35.0%	$21,318	35.0%
Increase (reduction) in income taxes resulting from:
State income tax, net of credits and Federal income tax	1,499	2.6	771	1.4	1,541	2.5
Employee compensation and benefit plans, net	333	0.6	(211)	(0.4)	(654)	(1.0)
Tax exempt interest income	(126)	(0.2)	(167)	(0.3)	(230)	(0.4)
Benefit due to enactment of federal tax reform	—	—	(4,903)	(8.9)	—	—
Other, net	(38)	(0.1)	500	0.9	168	0.3
Income tax expense	$13,760	23.9%	$15,259	27.7%	$22,143	36.4%
Deferred taxes are provided using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Tax Cuts and Jobs Act ("Tax Act"), which was enacted on December 22, 2017, made significant changes to the U.S. tax law, including the reduction of the corporate income tax rate from 35% to 21%. As a result of enactment, we remeasured our deferred tax assets and liabilities based upon the newly enacted U.S. statutory federal income tax rate of 21%, which is the tax rate at which these assets and liabilities are expected to reverse in the future and, as noted above, recognized a tax benefit related to the remeasurement of $4.9 million during 2017.
On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 ("SAB 118"), which provided guidance on accounting for the tax effects of the Tax Act. SAB 118 provided a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740, Income Taxes. The Company's 2017 financial results reflected the income tax effects of the Tax Act for which the accounting under ASC 740 was complete and provision amounts for those specific income tax effects of the Tax Act for which the accounting under ASC 740 is incomplete but a reasonable estimate could be determined. During 2018, the Company completed its accounting under SAB 118.

As of December 31, 2018, and 2017, net deferred income tax liabilities totaling $11.1 million, and $7.0 million, respectively, are recorded on the Company’s Balance Sheet. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2018, and 2017, are presented in the table below:

	December 31,
	2018		2017
(in thousands)	Assets	Liabilities	Assets	Liabilities
Allowance for loan losses	$7,863	$—	$7,575	$—
Mortgage servicing rights	—	25,359	—	21,566
Accelerated depreciation	—	1,988	—	1,637
Deferred loan fees, net	8	—	553	—
Deferred compensation	2,831	—	2,334	—
ORE	337	—	317	—
State tax carryforward	1,956	—	2,312	—
Unrealized gains on investment securities available-for-sale	—	301	—	159
Stock benefits/compensation	1,006	—	1,032	—
FDIC acquired assets	290	—	306	—
Loan mark-to-market adjustment	277	—	479	—
Net operating losses	1,371	—	1,497	—
Deductible prepaids	—	170	—	333
Other	1,189	377	660	379
Total	$17,128	$28,195	$17,065	$24,074

Net deferred tax liability	$(11,067)		$(7,009)
Based on management’s belief that it is more likely than not that all net deferred tax asset benefits will be realized, there was no valuation allowance at December 31, 2018, and 2017. At December 31, 2018, the Company had $1.8 million in state tax credit carryforwards which expire between 2021 and 2028. There are federal net operating losses of $6.5 million that will begin to expire in 2030. There are also state net operating losses of approximately $12.0 million that begin expiring in 2029.
The Company is subject to the possibility of a tax audit in numerous jurisdictions in the U.S. until the applicable expiration of the statutes of limitations. For federal and state purposes, the Company is no longer subject to tax examinations by tax authorities for tax years before 2015.
There were no unrecognized tax benefits at December 31, 2018, or 2017 that, if recognized, would affect the Company’s effective tax rate.
13. Employee Benefits
Fidelity maintains various benefit plans for its employees. The Company maintains a 401(k) defined contribution retirement savings plan (the “Plan”) for employees age 21 or older. Employees’ contributions to the Plan are voluntary, and the Company matches 50% of the first 6% of participants’ contributions in the Company's common stock, which is immediately transferable. For the years ended December 31, 2018, 2017, and 2016, the Company contributed $2.7 million, $2.4 million, and $2.0 million, respectively, net of forfeitures, to the Plan.
During the second quarter of 2018, the Company established the Fidelity Southern Corporation 2018 Omnibus Incentive Plan (the “2018 Incentive Plan”), that permits the grant of stock options, stock appreciation rights, restricted stock, and other incentive awards. The aggregate number of shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 1,250,000 shares, reduced by grants under the Prior Plan after December 31, 2017, plus a number of additional shares underlying awards outstanding as of March 8, 2018 under the 2016 Incentive Plan (“Prior Plan”) that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. From and after the Effective Date, no further awards are to be granted under the Prior Plan, and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding. As of December 31, 2018, there were no grants awarded under the new 2018 Incentive Plan. As of December 31, 2018, there were 1,224,332 shares available to be issued under the 2018 Omnibus Incentive Plan. The Company’s policy is to issue shares from the Company’s authorized and unissued shares to satisfy incentive awards.
The Fidelity Southern Corporation Equity Incentive Plan (the “2006 Incentive Plan”), as amended, permits the grant of stock options, stock appreciation rights, restricted stock, and other incentive awards. The maximum number of shares of common stock that may be issued under the 2006 Incentive Plan is 5,000,000 shares, all of which may be stock options, but not to exceed

1,000,000 shares other than stock options. Generally, no award shall be exercisable or become vested or payable more than 10 years after the date of grant. Options granted under the 2006 Incentive Plan vest ratably over the service period. As permissible under the 2006 Incentive Plan, shares were added back into the 2006 Incentive Plan if they have been forfeited, expired, or withheld for tax purposes. The Company’s policy is to issue shares from the Company’s authorized and unissued shares to satisfy incentive awards.
Compensation expense related to share-based payments totaled $8.1 million, $4.6 million, and $3.5 million, for the years ended December 31, 2018, 2017, and 2016, respectively. The Company realized a tax benefit of $117,000, $353,000, and $170,000, from options exercised during the years ended December 31, 2018, 2017, and 2016, respectively. As of December 31, 2018, there was $2.1 million of total unrecognized compensation expense related to nonvested share-based compensation arrangements granted under the 2006 Incentive Plan. The cost is expected to be recognized over a weighted average period of 1.5 years.
Stock Options
The fair value of each option award is estimated as of the grant date using the Black-Scholes option pricing model, which discounts the value of each option’s estimated future cash flow using certain assumptions outlined in the table below:

	For the Years Ended December 31,
	2018	2017	2016
Weighted average fair value per share of awards issued	$5.13	$4.97	$4.72
Assumptions:
Expected volatility	27.61%	28.65%	29.41%
Expected dividends	2.02%	2.05%	2.69%
Risk-free rate	2.37%	1.71%	1.35%
Expected term (years)	4.5	4.5	4.4
Expected forfeiture rate	—%	—%	—%
The expected volatility assumption is based on the historical volatility of the Company’s common stock. The expected dividend yield is estimated using the current annual dividend level and the most recent stock price of the Company’s common stock at the date of grant. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected term represents the period of time that the options granted are expected to be outstanding in years. Beginning January 1, 2016, the Company began accounting for forfeitures as incurred.

A summary of stock option activity for 2018, 2017, and 2016, is presented below:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value(1)	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2015	451,999	$13.41
Granted	395,000	17.87
Exercised	(78,666)	11.83	$735
Forfeited or expired	(21,000)	14.88
Outstanding at December 31, 2016	747,333	15.89
Granted	562,500	23.38
Exercised	(222,676)	13.86	1,937
Forfeited or expired	(25,833)	22.55
Outstanding at December 31, 2017	1,061,324	20.13
Granted	70,000	23.75
Exercised	(163,331)	16.57	1,271
Forfeited or expired	(52,666)	22.40
Outstanding at December 31, 2018	915,327	$20.91	$4,677	2.92

Exercisable at December 31, 2016	184,671	$12.68
Exercisable at December 31, 2017	182,350	15.95
Exercisable at December 31, 2018	382,524	19.39	$2,535	2.47

Vested and expected to vest at December 31, 2016	747,333	$15.89
Vested and expected to vest at December 31, 2017	1,061,324	20.13
Vested and expected to vest at December 31, 2018	915,327	20.91	$4,677	2.92
(1)Aggregate intrinsic value is in thousands and is based on the market price as of the period ending date
The fair value of stock options vested in 2018, 2017, and 2016 was $1.8 million, $1.1 million, and $333,000, respectively.
Restricted Stock
A summary of the status of the Company’s restricted stock activity for 2018, 2017, and 2016 is presented below:

	Number of Shares	Weighted Average Grant-Date Fair Value
Outstanding at December 31, 2015	157,883	$8.02
Granted	318,197	16.85
Vested	(113,580)	7.76
Forfeited	(2,500)	6.15
Outstanding at December 31, 2016	360,000	15.92
Granted	284,948	23.41
Vested	(155,496)	14.25
Forfeited	(10,000)	6.15
Outstanding at December 31, 2017	479,452	21.11
Granted	—	—
Vested	(418,150)	21.11
Forfeited	(8,333)	17.87
Outstanding at December 31, 2018	52,969	21.64

The shares of restricted stock granted under the 2006 Incentive Plan during the last three years were comprised of service-based shares, which were awarded to numerous individuals based on years of service, and shares issued for certain executives and senior managers. During the year ended December 31, 2018, the Company awarded no shares for service awards. During the years ended December 31, 2017, and 2016, the Company awarded 5,494 shares, and 18,197 shares, respectively, for service awards which vested immediately.
The market price of the Company’s common stock at the date of grant is used to estimate the fair value of the restricted stock awards. Compensation expense for the restricted stock awards is generally equal to the fair value of the restricted stock awards and is amortized to compensation expense over the vesting period of each award.
The Company recorded compensation expense of $120,000, and $115,000 during 2017, and 2016, respectively, associated with these shares. Dividends are paid on awarded, unvested restricted stock.
There was no restricted stock granted to executives or senior managers during 2018. During the year ended December 31, 2017, the Company granted 279,454 restricted shares of common stock at an average fair value of $23.43 per share to certain executives and senior managers, which vest ratably over three years. During the year ended December 31, 2016, the Company granted 300,000 restricted shares of common stock at a fair value of $17.87 per share to certain executives and senior managers, which vest ratably over three years.
The fair value of restricted stock vested in 2018, 2017, and 2016 was $8.8 million, $2.3 million, and $897,000, respectively.
Salary Continuation Agreements
On December 23, 2014, the Company entered into Salary Continuation Agreements ("SERP Agreements") with certain key officers, which became effective as of January 1, 2015. These agreements are unfunded, noncontributory and are nonqualified under Section 401 of the Internal Revenue Code. The SERP Agreements provide defined benefits based on years of service and salary and are subject to a vesting schedule. The benefits are entirely unvested until the tenth anniversary of employment and vest 20% per year thereafter.
The total liability associated with the SERP Agreements at December 31, 2018, and 2017 was $7.1 million and $5.2 million, respectively. Service and interest costs recognized in salaries and employee benefits in the Consolidated Statements of Comprehensive Income totaled $2.1 million for the year ended December 31, 2018. Service and interest costs recognized in salaries and employee benefits in the Consolidated Statements of Comprehensive Income totaled $1.7 million for each of the years ended December 31, 2017, and 2016. There were no cash payments under the SERP Agreements during 2018 or 2017. The plan is not currently funded.
The following table is an estimate of the benefits that will be paid in accordance with the SERP Agreements during the indicated time periods:

(in thousands)	Amount
2019	$—
2020	5,926
2021	—
2022	125
2023	250
Thereafter	11,759
Total estimated benefit payments	$18,060
At December 31, 2018 and 2017, the present value of the remaining SERP Agreements obligation was $12.7 million and $11.5 million and the discount rate to calculate the present value was 3.34% and 3.84%, respectively.

14. Commitments and Contingencies
The approximate future minimum rental commitments, before considering renewal options that generally are present, as of December 31, 2018, under the Company’s noncancelable operating leases with initial or remaining terms in excess of one year are shown in the following table:

(in thousands)	Amount
2019	$6,081
2020	5,585
2021	4,326
2022	2,354
2023	1,402
Thereafter	84
Total	$19,832
Many of these leases provide for periodic adjustment of rentals based on changes in various economic indicators while others also include renewal options and escalation clauses under various terms.
Rental expense for all leases amounted to $6.3 million, $5.6 million, and $5.0 million in 2018, 2017, and 2016, respectively.
Due to the nature of their activities, the Company and its subsidiaries are at times engaged in various legal proceedings that arise in the normal course of business, some of which were outstanding at December 31, 2018. Although the ultimate outcome of all claims and lawsuits outstanding as of December 31, 2018 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on the Company’s results of operations or financial condition.
The FRB requires that banks maintain cash on hand and reserves in the form of average deposit balances at the FRB based on the Bank’s average deposits. At December 31, 2018, and 2017, the Bank exceeded the FRB required reserve balance.
15. Shareholders’ Equity
Shareholders’ equity at December 31, 2018 and 2017, was $446.2 million and $401.6 million, respectively. The $44.6 million increase in shareholders’ equity over December 31, 2017 was primarily attributable to net income earned of $43.8 million and common stock issuance under employee programs of $13.3 million during 2018, offset by cash dividends declared on common shares during 2018 of $13.0 million.
At December 31, 2015, as a result of the Company’s participation in the U.S. Treasury Capital Purchase Program, there was a Warrant outstanding with the ability to purchase 1,000,000 shares of the Company's common stock, respectively, as adjusted for dividends. During 2016, the Company received Warrant exercise notices for cash exercises, resulting in the issuance of 1,000,000 shares of common stock, for an aggregate $2.7 million. At December 31, 2018, and 2017, there was no Warrant outstanding.
On May 5, 2017, the Company filed a shelf registration statement with the SEC for up to $100.0 million of common stock, preferred stock, warrants, or debt securities, to be issued from time to time for general corporate purposes which may include funding bank and non-bank subsidiaries, financing business expansion, or refinancing or extending the maturity of debt obligations and investments at the holding company level. The amount was available to be issued as of June 15, 2017, which was the date that the SEC issued a Notice of Effectiveness. As of December 31, 2018, the Company has not issued any securities under the shelf registration statement.

Earnings per common share (“EPS”) were calculated as follows:

	For the Years Ended December 31,
(in thousands, except per share data)	2018	2017	2016
Net income	$43,823	$39,796	$38,766

Weighted average common shares outstanding – basic(1)	27,155	26,602	25,497
Effect of dilutive stock options and warrants(2)	104	120	317
Weighted average common shares outstanding – diluted	27,259	26,722	25,814

EPS:
Basic	$1.61	$1.50	$1.52
Diluted	$1.61	$1.49	$1.50
(1) Includes participating securities related to unvested restricted stock awards, net of forfeitures during the period
(2) Effect of dilutive stock options and warrants includes the dilutive effect of additional potential common shares issuable under contracts
As of December 31, 2018, 2017, and 2016, there were 552,498, 542,500, and 456,666, common stock options which were not included in the potentially dilutive stock options and warrants, respectively. These shares were not included in the computation of diluted EPS because they were anti-dilutive in the period (i.e., the options’ exercise price was greater than the average market price of the common shares for the given period).
16. Fair Value of Financial Instruments
Valuation Methodologies and Fair Value Hierarchy
The primary financial instruments that the Company carries at fair value include investment securities available-for-sale, derivative instruments including Interest Rate Lock Commitments (“IRLCs”), and residential mortgage loans held-for-sale.
Debt securities issued by U.S. Government corporations and agencies, debt securities issued by U.S. states and political subdivisions, and agency residential and commercial mortgage-backed securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent third party pricing service. We have processes in place to evaluate such third party pricing services to ensure information obtained and valuation techniques are appropriate. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The investments in the Company’s portfolio are generally not quoted on an exchange but are actively traded in the secondary institutional markets.
The fair value of mortgage loans held-for-sale is based on what secondary markets are currently offering for portfolios with similar characteristics. The fair value measurements consider observable data that may include market trade pricing from brokers and investors and the mortgage-backed security markets. As such, the Company classifies these loans as Level 2.
The Company classifies IRLCs on residential mortgage loans held-for-sale, which are derivatives under ASC 815-10-15, on a gross basis within other assets or other liabilities. The fair value of these commitments, while based on interest rates observable in the market, is highly dependent on the ultimate closing of the loans. These “pull-through” rates are based on both the Company’s historical data and the current interest rate environment and reflect the Company’s best estimate of the likelihood that a commitment will ultimately result in a closed loan. The loan servicing value is also included in the fair value of IRLCs. Because these inputs are not transparent in market trades, IRLCs are considered to be Level 3 assets.
Derivative instruments are primarily transacted in the secondary mortgage and institutional dealer markets and priced with observable market assumptions at a mid-market valuation point, with appropriate valuation adjustments for liquidity and credit risk. For purposes of valuation adjustments to its derivative positions, the Company has evaluated liquidity premiums that may be demanded by market participants, as well as the credit risk of its counterparties and its own credit if applicable. To date, no material losses due to a counterparty’s inability to pay any net uncollateralized position have occurred. Derivatives instruments are considered to be Level 3.
The credit risk associated with the underlying cash flows of an instrument carried at fair value was a consideration in estimating the fair value of certain financial instruments. Credit risk was considered in the valuation through a variety of inputs, as applicable, including, the actual default and loss severity of the collateral, and level of subordination. The assumption used to estimate credit risk applied relevant information that a market participant would likely use in valuing an instrument. Because mortgage loans held-for-sale are generally sold within a few weeks of origination, they are unlikely to demonstrate any of the credit weaknesses discussed above and as a result, the amount of any credit related adjustments to fair value during the years ended December 31, 2018 and 2017 was insignificant.

Recurring Fair Value Measurements
The following tables present certain information regarding financial assets measured at fair value on a recurring basis at December 31, 2018 and 2017. There were no transfers between Level 1, 2, and 3 during the year ended December 31, 2018:

		Fair Value Measurements at December 31, 2018
(in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investment securities available-for-sale	$251,602	$—	$251,602	$—
Mortgage loans held-for-sale	225,342	—	225,342	—
Other assets(1)	5,402	—	—	5,402
Other liabilities(1)	(3,492)	—	—	(3,492)

		Fair Value Measurements at December 31, 2017
(in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investment securities available-for-sale	$120,121	$—	$120,121	$—
Mortgage loans held-for-sale	269,140	—	269,140	—
Other assets(1)	4,168	—	—	4,168
Other liabilities(1)	(691)	—	—	(691)

(1)	Includes mortgage-related IRLCs and derivative financial instruments to hedge interest rate risk. IRLCs recorded on a gross basis.
The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2018 and 2017. The changes in the fair value of economic hedges are recorded in noninterest income from mortgage banking activities in the Consolidated Statements of Comprehensive Income and are designed to partially offset the change in fair value of the financial instruments referenced in the following table:

	As of or for the Year Ended December 31,
	2018		2017
(in thousands)	Other Assets(1)	Other Liabilities(1)	Other Assets(1)	Other Liabilities(1)
Beginning balance	$4,168	$(691)	$7,111	$(1,065)
Total gains (losses) included in earnings:
Issuances	26,725	(7,459)	24,763	(3,924)
Settlements and closed loans	(25,496)	4,658	(28,018)	4,298
Expirations	5	—	312	—
Ending balance	$5,402	$(3,492)	$4,168	$(691)

(1)	Includes mortgage-related IRLCs and derivative financial instruments executed to hedge interest rate risk.

Nonrecurring Fair Value Measurements
Certain financial assets held by the Company are not included in the tables above, but are measured at fair value on a nonrecurring basis. The following tables present the assets that had changes in their recorded fair value and still held at the end of the reporting period by level within the fair value hierarchy based on the inputs used to estimate the fair value at the measurement date.

		Fair Value Measurements at December 31, 2018
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$16,283	$—	$—	$16,283
ORE, net	1,556	—	—	1,556
Residential mortgage servicing rights	56,737	—	—	56,737

		Fair Value Measurements at December 31, 2017
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$23,257	$—	$—	$23,257
ORE, net	4,993	—	—	4,993
Residential mortgage servicing rights	57,895	—	—	57,895
SBA servicing rights	1,027	—	—	1,027

Quantitative Information about Level 3 Fair Value Measurements
The following table shows the valuation technique and range, including weighted average, of the significant unobservable inputs and assumptions used in the fair value measurement of the Company’s Level 3 assets and liabilities:

($ in thousands)	Fair Value at December 31,		Valuation Technique	Unobservable Inputs	Range/Weighted Average at December 31, 2018	Range/Weighted Average at December 31, 2017
	2018	2017
Nonrecurring:
Impaired loans	$16,283	$23,257	Appraised value less estimated selling costs	Estimated selling costs	0.00% - 10.00% 9.69%	0.00% - 10.00% 10.00%
Other real estate	1,556	4,993	Discounted appraisals less estimated selling costs	Estimated selling costs	0.00% - 10.00% 9.38%	0.00% - 10.00% 9.61%
Residential mortgage servicing rights	56,737	57,895	Discounted cash flows	Discount rate	10.27% - 11.75% 10.64%	9.64% - 11.13% 9.95%
				Modeled prepayment speeds	6.78% - 10.75% 7.30%	7.60% - 15.75% 8.19%
SBA servicing rights	—	1,027	Discounted cash flows	Discount rate	N/A	13.12%
				Modeled prepayment speeds	N/A	11.33%
Recurring:
IRLCs	$4,630	$3,439	Pricing model	Modeled pull-through ratio	85.00%	83.14%
Forward commitments	(2,720)	38	Investor pricing	Pricing spreads	99.00% - 104.83% 102.47%	90.00% - 104.94% 102.64%
The tables above exclude the initial measurement of assets and liabilities that were acquired as part of acquisitions accounted for as business combinations. These assets and liabilities were recorded at their fair value upon acquisition and were not remeasured during the periods presented unless specifically required by GAAP. Acquisition date fair values represent either Level 2 fair value measurements (investment securities, ORE, property, equipment, and borrowings) or Level 3 fair value measurements (loans, deposits, and core deposit intangible asset).
Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value less estimated closing costs. A loan is considered impaired if it is probable that the Company will be unable to collect all amounts contractually due according to the terms of the loan agreement. Measuring the impairment of loans using the present value of expected future cash flows, discounted at the loan’s effective interest rate, is not considered a fair value measurement. For collateral-dependent loans, fair value is measured based on the value of the collateral securing these loans and is classified as Level 3 in the fair value hierarchy. Collateral may include real estate or business assets, including equipment, inventory and accounts receivable. The value of real estate collateral is determined based on appraisals prepared by qualified licensed appraisers ordered by the Company’s internal appraisal department, which is independent of the Company’s lending function. If significant, the value of business equipment is based on an appraisal by qualified licensed appraisers ordered by the Company; otherwise, the equipment’s net book value on the business’ financial statements is the basis for the value of business equipment. Inventory and accounts receivable collateral are valued based on independent field examiner review or aging reports. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business. Impaired loans are evaluated on at least a quarterly basis for additional impairment and adjusted accordingly.
Foreclosed assets are adjusted to fair value less estimated selling costs upon transfer of the loans to ORE, which becomes the new carrying value of the ORE. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value less estimated selling costs. Fair value is based on independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral using market data including recent sales activity for similar assets in the property’s market. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the property. Management continues to evaluate the appropriateness of appraised values on at least an annual basis.
Mortgage and SBA servicing rights are initially recorded at fair value when loans are sold with servicing retained. These assets are then amortized in proportion to and over the period of estimated net servicing income. On at least a quarterly basis, these servicing assets are assessed for impairment based on fair value. Management uses a model operated and maintained by an independent third party to assist in determining fair value which stratifies the servicing portfolio into homogeneous subsets with unique behavior characteristics. The model then converts those characteristics into income and expense streams, adjusts those streams for estimated prepayments, present values the adjusted streams, and combines the present values into a total. If the cost basis of any loan stratification tranche is higher than the present value of the tranche, an impairment is recorded. The Company periodically obtains an independent review of the valuation assumptions to validate the fair value estimate and the reasonableness of the assumptions used in measuring fair value. See Note 19 for additional disclosures related to assumptions used in the fair value calculation for mortgage and SBA servicing rights.
Management makes certain estimates and assumptions related to costs to service varying types of loans and pools of loans, prepayment speeds, the projected lives of loans and pools of loans sold servicing retained, and discount factors used in calculating the present values of servicing fees projected to be received. Management periodically obtains an independent review of the valuation assumptions to validate the fair value estimate and the reasonableness of the assumptions used in measuring fair value.
No less frequently than quarterly, management reviews the status of mortgage loans held-for-sale for which the fair value option has been elected. Management also evaluates pools of servicing assets at least quarterly to determine if there is any impairment to those assets due to such factors as earlier than estimated repayments or significant prepayments. Any impairment identified in these assets results in reductions in their carrying values through a valuation allowance and a corresponding decrease in servicing income.
The significant unobservable input used in the fair value measurement of the Company’s IRLCs is the pull-through ratio, which represents the percentage of loans currently in a lock position which management estimates will ultimately close. Generally, the fair value of an IRLCs is positive (negative) if the prevailing interest rate is lower (higher) than the IRLCs rate. Therefore, an increase in the pull-through ratio (i.e., higher percentage of loans are estimated to close) will result in the fair value of the IRLCs increasing if in a gain position, or decreasing if in a loss position. The pull-through ratio is largely dependent on the processing stage that a loan is currently in and the change in prevailing interest rates from the time of the rate lock. The pull-through ratio is estimated based on calculations provided by the secondary marketing department using historical data. The estimated pull-through ratio is periodically reviewed by the Company’s Secondary Marketing Department of the Mortgage Banking Division for reasonableness.
Forward commitments are instruments that are used to hedge the value of the IRLCs and mortgage loans held-for-sale. The Company takes investor commitments to sell a loan or pool of newly originated loans to an investor for an agreed upon price for delivery in the future. This type of forward commitment is also known as a mandatory commitment. Generally, the fair value of a forward commitment is negative (positive) if the prevailing interest rate is lower (higher) than the current commitment interest rate. The value of these commitments is ultimately determined by the investor that sold the commitment and represents a significant unobservable input used in the fair value measurement of the Company’s forward commitments.
Fair Value Option
The Company records mortgage loans held-for-sale at fair value. The Company chose to fair value these mortgage loans held-for-sale to better align results with the underlying economic changes in value of the loans and related hedge instruments. Interest income on residential mortgage loans held-for-sale is recorded on an accrual basis in the Consolidated Statements of Comprehensive Income under the heading “Interest income-loans, including fees.”
The servicing value is included in the fair value of the mortgage loans held-for-sale and initially recognized at the time the Company enters into IRLCs with borrowers. The mark-to-market adjustments related to mortgage loans held-for-sale and the associated economic hedges are reported in noninterest income from mortgage banking activities in the Consolidated Statements of Comprehensive Income.

The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held-for-sale for which the fair value option (“FVO”) has been elected as of December 31, 2018 and 2017. There were no loans held-for-sale measured under FVO that were 90 days or more past due or in nonaccrual status at December 31, 2018 or 2017.

(in thousands)	Aggregate Fair Value December 31, 2018	Aggregate Unpaid Principal Balance at December 31, 2018	Aggregate Fair Value Over Unpaid Principal
Residential mortgage loans held-for-sale	$225,342	$218,494	$6,848

(in thousands)	Aggregate Fair Value December 31, 2017	Aggregate Unpaid Principal Balance at December 31, 2017	Aggregate Fair Value Over Unpaid Principal
Residential mortgage loans held-for-sale	$269,140	$262,315	$6,825
The net fair value gain (loss) related to mortgage banking activities for items measured at fair value pursuant to election of FVO was $23,000, $4.2 million, and $(2.8) million for the years ended December 31, 2018, 2017, and 2016, respectively.
Fair Value of Financial Instruments
The estimated fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. In cases where quoted market prices for the Company’s various financial instruments are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the imprecision in estimating unobservable inputs and the assumptions used, including the discount rate and estimates of future cash flows. While the Company believes its valuation methods are appropriate, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instruments. In that regard, the aggregate fair value amounts presented in the tables below do not represent the underlying value of the Company.
The following tables include the carrying amount and estimated fair value, as well as the level within the fair value hierarchy, of the Company’s financial instruments. The fair value estimates presented are based upon relevant information available to management as of December 31, 2018 and 2017:

		Fair Value Measurements at December 31, 2018
(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial instruments (assets):
Cash and cash equivalents	$212,293	$212,293	$—	$—	$212,293
Investment securities available-for-sale	251,602	—	251,602	—	251,602
Investment securities held-to-maturity	20,126	—	15,507	3,903	19,410
Total loans, net (1)	3,893,629	—	225,342	3,404,277	3,629,619
Financial instruments (liabilities):
Noninterest-bearing demand deposits	1,214,534	—	—	1,214,534	1,214,534
Interest-bearing deposits	2,767,044	—	—	2,760,520	2,760,520
Short-term borrowings	139,760	—	139,760	—	139,760
Subordinated debt	120,707	—	113,141	—	113,141

		Fair Value Measurements at December 31, 2017
(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial instruments (assets):
Cash and cash equivalents	$186,302	$186,302	$—	$—	$186,302
Investment securities available-for-sale	120,121	—	120,121	—	120,121
Investment securities held-to-maturity	21,689	—	17,684	4,001	21,685
Total loans, net (1)	3,908,949	—	269,140	3,466,838	3,735,978
Financial instruments (liabilities):
Noninterest-bearing demand deposits	1,125,598	—	—	1,125,598	1,125,598
Interest-bearing deposits	2,741,602	—	—	2,739,204	2,739,204
Short-term borrowings	150,580	—	150,580	—	150,580
Subordinated debt	120,587	—	114,402	—	114,402

(1)	Includes $225,342 and $269,140 in residential mortgage loans held-for-sale at December 31, 2018, and 2017, respectively, for which the Company has elected FVO.
The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents reasonably approximate the fair values of those assets. For investment securities, fair value equals quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the remaining maturities using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans along with a market risk premium and liquidity discount.
Fair value for significant nonperforming loans is estimated taking into consideration recent external appraisals of the underlying collateral for loans that are collateral dependent. If appraisals are not available or if the loan is not collateral dependent, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.
The fair value of deposits with no stated maturities, such as noninterest-bearing demand deposits, savings, interest-bearing demand, and money market accounts, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows based on the discount rates currently offered for deposits of similar remaining maturities.
The fair value of the Company’s borrowings is estimated based on the quoted market price for the same or similar issued or on the current rates offered for debt of the same remaining maturities.
For off-balance sheet instruments, fair values are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing for loan commitments and letters of credit. Fees related to these instruments were immaterial at December 31, 2018 and 2017, and the carrying amounts represent a reasonable approximation of their fair values. Loan commitments, letters and lines of credit, and similar obligations typically have variable interest rates and clauses that deny funding if the customer’s credit quality deteriorates. Therefore, the fair values of these items are not significant and are not included in the foregoing schedule.
17. Financial Instruments With Off-Balance Sheet Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments, which include commitments to extend credit and letters of credit, involve to varying degrees elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. These commitments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss, in the event of nonperformance by customers for commitments to extend credit and letters of credit, is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for recorded loans. Loan commitments and other off-balance sheet exposures are evaluated by Credit Review quarterly and reserves are provided for risk as deemed appropriate.
Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
Standby and import letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments as deemed necessary.
The Company has undertaken certain guarantee obligations for commitments to extend credit and letters of credit that have certain characteristics. As noted in Note 16 to the Consolidated Financial Statements, the fair value of the fees related to these instruments is insignificant to the Company.
Financial instruments with off-balance sheet risk at December 31, 2018, and 2017, are summarized in the following table:

	December 31,
(in thousands)	2018	2017
Loan commitments:
Commercial real estate, construction, and land development	$147,631	$141,128
Commercial	216,382	140,835
SBA	20,218	32,480
Home equity	151,277	119,660
Mortgage loans	85,719	65,503
Lines of credit	25,049	8,255
Standby letters of credit and bankers acceptances	270	2,578
Total loan commitments	$646,546	$510,439
18. Derivative Financial Instruments
(Losses)/gains of $(1.6) million, $(2.6) million, and $2.7 million were recorded for the years ended December 31, 2018, 2017, and 2016, respectively, for all mortgage-related derivatives, and are recorded in the Consolidated Statements of Comprehensive Income as part of noninterest income from mortgage banking activities. The Company’s derivative positions were as follows:

	Contract or Notional Amount as of December 31,
(in thousands)	2018	2017
Forward rate commitments	$390,533	$430,389
Interest rate lock commitments	191,843	172,293
Total derivatives contracts	$582,376	$602,682
The Company’s derivative contracts are not subject to master netting arrangements.

19. Certain Transfers of Financial Assets
Servicing rights
Loan servicing rights are recorded at the lower of cost or market and are amortized over the remaining service life of the underlying loans. The carrying value of the Company’s loan servicing assets is shown in the table below:

	December 31,
(in thousands)	2018	2017
Servicing rights
Residential mortgage	$111,414	$100,679
SBA	4,511	4,818
Indirect automobile	4,465	7,118
Total servicing rights	$120,390	$112,615
Residential Mortgage Loans
The Company originates and sells certain first-lien and second-lien residential mortgage loans to third party investors, primarily Fannie Mae, Ginnie Mae, and Freddie Mac. The Company retains the related mortgage servicing rights (“MSRs”) and receives servicing fees on certain of the first-lien residential mortgage loans. During the years ended December 31, 2018, and 2017, the Company sold $2.8 billion and $2.6 billion in residential mortgage loans, respectively.
The net gain on loan sales, MSRs amortization and recoveries/impairment, and ongoing servicing fees on the portfolio for loans serviced for others are recorded in the Consolidated Statements of Comprehensive Income as part of noninterest income from mortgage banking activities. During the years ended December 31, 2018, 2017, and 2016, the Company recorded gains on sales of residential mortgage loans of $68.5 million, $76.4 million, and $82.5 million, respectively. During the years ended December 31, 2018, 2017, and 2016, the Company recorded servicing fees of $25.1 million, $22.2 million, and $19.1 million, respectively. Servicing fee income includes servicing fees, late fees, and ancillary fees earned for each period.
On August 30, 2018, the Bank sold MSRs relating to certain single-family mortgage loans serviced for the Fannie Mae and the Freddie Mac, with an aggregate unpaid principal balance of approximately $1.1 billion, effective as of August 31, 2018. The sale represented approximately 12% of the Bank’s total single-family mortgage servicing portfolio as of August 31, 2018.
The table below is an analysis of the activity in the Company’s MSRs and impairment:

	For the Years Ended December 31,
(in thousands)	2018	2017
Residential mortgage servicing rights
Beginning carrying value, net	$100,679	$86,131
Additions	32,362	28,874
Amortization	(13,243)	(13,660)
Sales	(16,248)	—
Recovery (impairment), net (1)	7,864	(666)
Ending carrying value, net	$111,414	$100,679
(1)Principally reflects changes in market interest rates and prepayment speeds, both of which affect future cash flow projections.

	For the Years Ended December 31,
(in thousands)	2018	2017
Residential mortgage servicing impairment
Beginning balance	$9,818	$9,152
Additions	1,487	7,081
Recoveries	(6,156)	(6,415)
Sales	(3,195)	—
Ending balance	$1,954	$9,818

The fair value of MSRs, key metrics, and the sensitivity of the fair value to adverse changes in model inputs and/or assumptions are summarized below:

	December 31,
($ in thousands)	2018	2017
Residential Mortgage Servicing Rights
Fair Value	$116,827	$103,725
Composition of residential loans serviced for others:
Fixed-rate	99.57%	99.55%
Adjustable-rate	0.43%	0.45%
Total	100.00%	100.00%
Weighted average remaining term (years)	26.1	25.7
Modeled prepayment speed	7.30%	8.19%
Decline in fair value due to a 10% adverse change	$(3,578)	$(3,497)
Decline in fair value due to a 20% adverse change	(7,002)	(6,796)
Weighted average discount rate	10.64%	9.95%
Decline in fair value due to a 10% adverse change	$(5,290)	$(4,299)
Decline in fair value due to a 20% adverse change	(10,245)	(8,223)
The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in model inputs and/or assumptions generally cannot be extrapolated because the relationship of the change in input or assumption to the change in fair value may not be linear. In addition, the effect of an adverse variation in a particular input or assumption on the fair value of the MSRs is calculated without changing any other input or assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or counteract the effect of the change.
Information about the asset quality of residential mortgage loans serviced by the Company is shown in the table below.

Residential mortgage loans serviced	December 31, 2018			Net Charge-offs for the Year Ended December 31, 2018
	Unpaid Principal Balance
		Delinquent (days)
(in thousands)		30 to 89	90+
Serviced for others	$9,314,953	$137,170	$18,074	$—
Held-for-sale(1)	218,494	1,361	—	—
Held-for-investment(2)	588,815	17,518	24,230	(2)
Total residential mortgage loans serviced	$10,122,262	$156,049	$42,304	$(2)
(1) The fair value of the amount that was 30-89 days past due was $1.4 million after applicable discount/premium recorded under the fair value option for mortgage loans held for sale. There were no loans held-for-sale that were 90+ days past due.
(2) Delinquent loans held-for-investment include repurchased loans covered by Government Agency guarantees that were 30-89 days past due and 90+ days past due of $4.2 million and $20.5 million, respectively.
Loans serviced for others are not included in the Consolidated Balance Sheets as they are not assets of the Company.
Mortgage Recourse Liability
During the last five calendar years, the Company has sold approximately 49,300 loans with an aggregate principal balance of approximately $12.4 billion. Purchasers generally have recourse to return a sold loan to the Company under limited circumstances for the life of the loan. As seller, the Company has made various representations and warranties related to, among other things, the ownership of the loans, the validity of the liens, the loan selection and origination process, and the compliance with origination criteria established by the purchasers. In the event of a breach of these representations and warranties, the Company is obligated to repurchase loans with identified defects and/or to indemnify the purchasers. Some of these conditions include underwriting errors or emissions, fraud or material misstatements, and invalid collateral values. The contractual obligation arises only when the breach of representations and warranties is discovered and repurchase/indemnification is demanded. Generally, the maximum amount the Company would be required to make would be equal to the unpaid principal balance of such loans that are deemed to have defects that were sold to purchasers, plus accrued interest and certain expenses. To date, the claims to the Company from the purchasers to be reimbursed for realized losses have been de minimis. In addition, the Company’s loan sale contracts define a condition in which the borrower defaults during a short period of time as an early payment default (“EPD”). In the event of an EPD, the Company may be required to return the premium paid for the loan, pay certain administrative fees, and may be required to repurchase the loan or indemnify the purchaser unless an EPD waiver is obtained. The Company also makes a number of representations and warranties that it will service the originated loans in accordance with investor servicing guidelines and standards.
Management recognizes the potential risk from costs related to breaches of representations and warranties made in connection with residential loan sales and subsequent required repurchases, indemnifications, and EPD claims. As a result, the Company has established a liability to cover potential costs related to these events based on historical experience, adjusted for any risk factors not captured in the historical losses, current business volume, and known claims outstanding. The recourse liability totaled $1.4 million at December 31, 2018, and 2017, and management believes this amount is adequate for potential exposure related to loan sale indemnification, repurchase loans, and EPD claims. There is a significant degree of judgment involved in estimating the recourse liability as the estimation process is inherently uncertain and subject to imprecision. Management will continue to monitor the adequacy of the reserve level and may decide that further additions to the reserve are appropriate in the future. However, there can be no assurance that the current balance of this reserve will prove sufficient to cover actual future losses.
It should be noted that the Company’s historical loan sale activity began to increase at a time when underwriting requirements were strengthened from prior years and limited documentation conventional loans (i.e., non-government insured) were no longer eligible for purchase in the secondary market. Accordingly, the population of conventional loans the Company has sold has been underwritten based on fully documented information. While this does not eliminate all risk of repurchase or indemnification costs, management believes it significantly mitigates that risk.
SBA Loans
The Company customarily executes certain transfers of selected government loans, primarily SBA loans, with third parties in the secondary market. These loans are typically partially guaranteed by the SBA or otherwise credit enhanced and are generally secured by business property such as real estate, inventory, equipment, and accounts receivable. During the years ended December 31, 2018, and 2017, the Company sold $66.5 million and $47.5 million in SBA loans, respectively.
The Company retains the unguaranteed portion of the loans sold and receives servicing fees to service the loans as required under various government lending programs. The net gain on SBA loan sales, amortization and recoveries/impairment of servicing rights, and ongoing servicing fees are recorded in the Consolidated Statements of Comprehensive Income as part of noninterest income from SBA lending activities. During the years ended December 31, 2018, 2017, and 2016, the Company recorded gains on sales of SBA loans of $6.2 million, $4.2 million, and $4.5 million, respectively. During the year ended December 31, 2018, the Company recorded servicing fees of $2.2 million. During each of the years ended December 31, 2017, and 2016, the Company recorded servicing fees of $2.5 million.
The table below is an analysis of the activity in the Company’s SBA loan servicing rights and impairment:

	For the Years Ended December 31,
(in thousands)	2018	2017
SBA loan servicing rights
Beginning carrying value, net	$4,818	$5,707
Additions	1,358	1,240
Amortization	(1,797)	(1,995)
Recovery (impairment), net	132	(134)
Ending carrying value, net	$4,511	$4,818

	For the Years Ended December 31,
(in thousands)	2018	2017
SBA servicing rights impairment
Beginning balance	$134	$—
Additions	—	134
Recoveries	(132)	—
Ending balance	$2	$134

The fair value of the SBA loan servicing rights, key metrics, and the sensitivity of the fair value to adverse changes in the model inputs/assumptions are summarized below:

	December 31,
($ in thousands)	2018	2017
SBA loan servicing rights
Fair value	$4,629	$5,275
Composition of loans serviced for others:
Fixed-rate	—%	—%
Adjustable-rate	100.00%	100.00%
Total	100.00%	100.00%
Weighted average remaining term (years)	19.7	18.9
Modeled prepayment speed	15.10%	11.33%
Decline in fair value due to a 10% adverse change	$(194)	$(181)
Decline in fair value due to a 20% adverse change	(373)	(351)
Weighted average discount rate	13.75%	13.13%
Decline in fair value due to a 10% adverse change	$(166)	$(199)
Decline in fair value due to a 20% adverse change	(321)	(384)
The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in model inputs and/or assumptions generally cannot be extrapolated because the relationship of the change in input or assumption to the change in fair value may not be linear. In addition, the effect of an adverse variation in a particular input or assumption on the value of the SBA loan servicing rights is calculated without changing any other input or assumption. In reality, changes in one factor may magnify or counteract the effect of the change.
Information about the asset quality of SBA loans serviced by the Company is shown in the table below:

SBA loans serviced	December 31, 2018			Net Charge-offs for the Year Ended December 31, 2018
	Unpaid Principal Balance
		Delinquent (days)
(in thousands)		30 to 89	90+
Serviced for others	$262,955	$8,473	$1,476	$—
Held-for-sale	13,960	—	—	—
Held-for-investment	162,113	6,977	2,911	254
Total SBA loans serviced	$439,028	$15,450	$4,387	$254
Loans serviced for others are not included in the Consolidated Balance Sheets as they are not assets of the Company.
Indirect Automobile Loans
The Company purchases, on a nonrecourse basis, consumer installment contracts secured by new and used vehicles purchased by consumers from franchised motor vehicle dealers and select independent dealers. A portion of the indirect automobile loans originated is sold with servicing retained and the Company receives servicing fees. During the years ended December 31, 2018, and 2017, the Company sold $133.9 million, and $431.2 million in indirect automobile loans, respectively.
The gain on loan sales, amortization of servicing rights, and ongoing servicing fees are recorded in the Consolidated Statements of Comprehensive Income as part of noninterest income from indirect lending activities. During the years ended December 31, 2018, 2017, and 2016, the Company recorded gains on sales of indirect automobile loans of $1.4 million, $6.7 million, and $9.1 million, respectively. During the year ended December 31, 2018, the Company recorded servicing fees of $7.4 million. During each of the years ended December 31, 2017, and 2016, the Company recorded servicing fees of $9.2 million.

The table below is an analysis of the activity in the Company’s indirect automobile loan servicing rights:

	For the Years Ended December 31,
(in thousands)	2018	2017
Indirect automobile loan servicing rights
Beginning carrying value	$7,118	$7,457
Additions	890	3,012
Amortization	(3,543)	(3,351)
Ending carrying value	$4,465	$7,118
The Company has not recorded impairment on its indirect automobile loan servicing rights.
The fair value of the indirect automobile loan servicing rights, key metrics, and the sensitivity of the fair value to adverse changes in model inputs/assumptions are summarized below:

	December 31,
($ in thousands)	2018	2017
Indirect loan servicing rights
Fair value	$4,491	$7,436
Composition of loans serviced for others:
Fixed-rate	100%	100%
Adjustable-rate	—%	—%
Total	100%	100%
Weighted average remaining term (years)	4.1	4.5
Modeled prepayment speed	22.59%	20.59%
Decline in fair value due to a 10% adverse change	$(155)	$(192)
Decline in fair value due to a 20% adverse change	(226)	(377)
Weighted average discount rate	7.87%	7.18%
Decline in fair value due to a 10% adverse change	$(41)	$(69)
Decline in fair value due to a 20% adverse change	(82)	(137)
The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in model inputs and/or assumptions generally cannot be extrapolated because the relationship of the change in input or assumption to the change in fair value may not be linear. In addition, the effect of an adverse variation in a particular input or assumption on the fair value of the indirect automobile loan servicing rights is calculated without changing any other input or assumption. In reality, changes in one factor may magnify or counteract the effect of the change.
Information about the asset quality of the indirect automobile loans serviced by the Company is shown in the table below:

Indirect automobile loans serviced	December 31, 2018			Net Charge-offs for the Year Ended December 31, 2018
	Unpaid Principal Balance
		Delinquent (days)
(in thousands)		30 to 89	90+
Serviced for others	$705,555	$2,604	$1,631	$3,168
Held-for-investment	1,569,274	4,063	2,828	3,859
Total indirect automobile loans serviced	$2,274,829	$6,667	$4,459	$7,027
Loans serviced for others are not included in the Consolidated Balance Sheets as they are not assets of the Company.

20. Other Noninterest Income and Expense
Other noninterest income and expense for the years ended December 31, 2018, 2017, and 2016, consisted of the following:

	Years Ended December 31,
(in thousands)	2018	2017	2016
Other noninterest income:
Gain on sale of ORE, net	$24	$659	$859
Other operating income	1,385	1,044	1,145
Total	$1,409	$1,703	$2,004

Other noninterest expenses:
Communications	$5,437	$5,549	$4,938
Lending expenses	7,545	5,656	7,222
ORE expenses, net	1,649	1,245	2,667
Employee expenses	3,159	3,508	3,722
Advertising and promotion	2,853	2,059	2,188
FDIC insurance premium	3,613	3,430	2,682
Other operating expenses	15,005	14,977	13,896
Total	$39,261	$36,424	$37,315
21. Revenue Recognition
On January 1, 2018, the Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606) and all subsequent ASUs that modified Topic 606. As stated in Note 1. Summary of Significant Accounting Policies, the implementation of the new guidance did not have a material impact on the measurement or recognition of revenue. The Company did not record a cumulative effect adjustment to opening retained earnings. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.
Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with our servicing rights activities, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust and asset management income, deposit related fees, interchange fees, merchant income, and annuity and insurance commissions. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Substantially all of the Company’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of Topic 606 are discussed below.
Service Charges on Deposit Accounts
Service charges on deposit accounts fees are mainly composed of maintenance fees, service fees, stop payment fees, and non-sufficient funds ("NSF") fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.
Debit Card Fees, Credit Card Fees, and Merchant Fees
Fees, exchange, and other service charges are primarily comprised of debit and credit card income, ATM fees, merchant services income, and other service charges. Debit and credit card income is primarily derived from interchange fees earned whenever the Company’s debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company's card-holder uses a non-Company ATM or a non-Company card-holder uses the Company ATM. Merchant services income mainly represents fees charged to merchants to process their debit and/or credit card transactions, in addition to account management fees. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, and other services. The Company’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Trust and Wealth Management
Trust and wealth management income is primarily comprised of fees earned from personal trust administration, estate settlement, investment management, employee benefit plan administration, custody, United States tax code sections 1031/1033 exchanges ("Sections 1031/1033 exchanges") and escrow accounts. Personal trust administration, investment management, employee benefit plan administration and custody fees are generally earned/accrued monthly with billings typically done monthly, and are based on the assets/trust under management or administration and services with certain annual minimum fees provided as outlined in the applicable fee schedule. Sections 1031/1033 exchanges and escrow accounts fees are based on a contractual agreement. The Company’s fiduciary obligations are generally satisfied over time and the resulting fees are recognized monthly, based upon the monthly average market value of the assets under management and the applicable fee rate. Payment is typically received in the following month. The Company does not earn performance-based incentives.
 Insurance Commissions
The Company earns insurance commissions through LionMark Insurance Company, Inc., a wholly owned subsidiary that markets credit loss protection insurance products on an agency basis. The contract between the Company and the Agent is primarily for vendor single interest coverage (“VSI insurance”) and does not involve goods or services that are distinct in nature. The performance obligation is essentially completed upon the sale of the individual VSI insurance contracts.
Gain or Loss of ORE
The Company recognizes the sale of ORE, along with any associated gain or loss, when control of the property transfers to the buyer. Generally, the standard includes the following indicators that control of a promised asset has been transferred:

1.	The seller has a present right to payment for the asset.

2.	The buyer has legal title of the asset.

3.	The seller has transferred physical possession of the asset.

4.	The buyer has the significant risks and rewards of ownership of the asset.

5.	The buyer has accepted the asset.
The Company at times may finance an ORE sale and will need to apply judgment in evaluating, at contract inception, whether the contract conditions are met, including whether it is probable that the Company shall collect substantially all of the entitled consideration by assessing both the buyer’s intent and ability (i.e., capacity) to pay substantially all the amount to which the Company is entitled. The Company enhanced its ORE internal business operating procedures to ensure that such financed ORE sale gain or loss is recognized once all the new standard requirements are met.
The following table presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 31, 2018, 2017, and 2016:

	For the Years Ended December 31,
($ in thousands)	2018	2017	2016
Noninterest income:
In-scope of Topic 606:
Service charges on deposit accounts	$6,427	$6,019	$5,941
Other fees and charges	8,670	7,907	7,257
Trust and wealth management	2,283	1,288	628
Other:
Insurance commissions	469	837	1,821
Gains on ORE	24	668	1,374
Total other	$493	$1,505	$3,195
Noninterest income (in-scope of Topic 606)	17,873	16,719	17,021
Noninterest income (out-of-scope of Topic 606)	120,978	118,233	124,304
Total noninterest income	$138,851	$134,952	$141,325
Contract Balances
Typically, a contract asset balance occurs when an entity performs a service for a customer before the customer payment of consideration, creating a contract receivable, or before payment is due, creating a contract asset. On the other hand, a contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment of consideration from the customer. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals such as asset management fees, and insurance commissions based on the terms and conditions of the associated contracts. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2018, 2017, and 2016, the Company did not have any significant contract balances.
Contract Acquisition Costs
In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained. The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. The Company did not capitalize any contract acquisition costs upon adoption of Topic 606.

22. Condensed Financial Information of Fidelity Southern Corporation (Parent Company Only)
Financial information pertaining only to Fidelity Southern Corporation is as follows:
Condensed Balance Sheets

	December 31,
(in thousands)	2018	2017
Assets
Cash held at bank subsidiary	$10,700	$9,121
Land	109	109
Investment in bank subsidiary	468,609	423,034
Investments in and amounts due from non-bank subsidiaries	2,450	2,121
Subordinated loan to bank subsidiary	10,000	10,000
Other assets	847	3,689
Total assets	$492,715	$448,074

Liabilities
Subordinated debt	$46,393	$46,389
Other liabilities	81	53
Total liabilities	46,474	46,442
Shareholders’ Equity
Preferred stock	—	—
Common stock	230,841	217,555
Accumulated other comprehensive income	985	383
Retained earnings	214,415	183,694
Total shareholders’ equity	446,241	401,632
Total liabilities and shareholders’ equity	$492,715	$448,074

Condensed Statements of Income

	Years Ended December 31,
(in thousands)	2018	2017	2016
Interest income
Deposits in bank subsidiary	$—	$—	$7
Subordinated loan to bank subsidiary	536	437	385
Total interest income	536	437	392
Interest expense on subordinated debt	1,999	1,550	1,311
Net interest expense	(1,463)	(1,113)	(919)
Noninterest income
Dividends from subsidiaries (1)	9,300	10,500	6,800
Other	116	107	104
Total noninterest income	9,416	10,607	6,904
Noninterest expense	2,354	1,269	1,983
Gain before income taxes and equity in undistributed net income of subsidiaries	5,599	8,225	4,002
Income tax benefit	(953)	(299)	(1,083)
Income before equity in undistributed net income of subsidiaries	6,552	8,524	5,085
Equity in undistributed net income of subsidiaries	37,271	31,272	33,681
Net income	$43,823	$39,796	$38,766
(1) Dividend income is primarily received from the bank subsidiary
Condensed Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2018	2017	2016
Operating Activities:
Net income	$43,823	$39,796	$38,766
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(37,271)	(31,272)	(33,681)
Decrease (increase) in other assets	2,842	(860)	(1,466)
Increase (decrease) in other liabilities	32	(76)	69
Share based compensation included in undistributed earnings	8,111	4,624	3,544
Net cash provided by operating activities	17,537	12,212	7,232

Investing Activities:
Net increase in investment in subsidiaries	(8,111)	(4,624)	(1,729)
Net cash used in investing activities	(8,111)	(4,624)	(1,729)

Financing Activities:
Repurchase of common stock	(4,469)	(1,673)	(821)
Proceeds from issuance of common stock	9,644	9,295	10,153
Cash dividends paid	(13,022)	(12,748)	(12,187)
Net cash used in financing activities	(7,847)	(5,126)	(2,855)
Net increase in cash and cash equivalents	1,579	2,462	2,648
Cash and cash equivalents, beginning of year	9,121	6,659	4,011
Cash and cash equivalents, end of year	$10,700	$9,121	$6,659